SCHEDULE 14A INFORMATION

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Modine Manufacturing Company
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1500 DeKoven Avenue
Racine, Wisconsin  53403-2552

Notice of Annual Meeting of Shareholders

To the Shareholders of Modine Manufacturing Company:

Notice is hereby given that the Annual Meeting of Shareholders of Modine Manufacturing Company will be held in virtual format at the following date and time:

Date:	Thursday, July 22, 2021
Time:	8:00 a.m.

You may access the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/MOD2021 where you will be able to attend and participate online, vote your shares electronically, and submit questions prior to and during the meeting.  The Annual Meeting will be conducted in virtual format only – there will be no physical location for the Annual Meeting.

The Record Date for the Annual Meeting is May 28, 2021.

Matters to vote on:

1.	Election of the Company-nominated slate of three directors for terms expiring in 2024;

2.	Advisory approval of the Company’s named executive officer compensation;

3.	Ratification of the appointment of the Company’s independent registered public accounting firm; and

4.	Consideration of any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Sylvia A. Stein
Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

June 22, 2021

Your vote at the Annual Meeting is important to us.  You may vote your shares of common stock by Internet or telephone using the instructions in this proxy statement and on the enclosed proxy card.  If you prefer, you may sign and date the enclosed proxy card and return it in the postage-paid envelope.  This proxy statement is solicited on behalf of the Board of Directors for use at the 2021 Annual Meeting of Shareholders.  This proxy statement and accompanying proxy card are first being sent to shareholders on or about June 22, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 22, 2021 – the Notice and Proxy Statement and 2021 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board of Directors” or the “Board”) of Modine Manufacturing Company (the “Company” or “Modine”) nominated three current members of the Board, Dr. Suresh V. Garimella, Christopher W. Patterson, and Christine Y. Yan, to stand for election at the 2021 Annual Meeting of Shareholders.  If elected, each director would serve until the 2024 Annual Meeting of Shareholders and the election of his or her successor.  The persons appointed as proxies will vote “FOR” the election of these nominees, unless instructions to the contrary are given to them.  The nominees have indicated that they are able and willing to serve as directors.  While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote “FOR” the substitute nominee(s) designated by the Board of Directors.

Effective August 4, 2020, the Board terminated Thomas A. Burke from his position as President and Chief Executive Officer of the Company without “Good Cause,” and Mr. Burke ceased to serve as a member of Modine’s Board of Directors. Effective December 1, 2020, Neil D. Brinker was appointed by the Board as President and Chief Executive Officer and as a member of Modine’s Board of Directors to complete Mr. Burke’s term, which will expire at the 2022 Annual Meeting of Shareholders.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms.  The Board of Directors currently consists of nine members.  Each class of the Board of Directors consists of three directors.

In accordance with the Company’s Bylaws, a director shall hold office until (i) the end of such director’s term and until the director’s successor shall have been elected, (ii) there is a decrease in the allowable number of directors, or (iii) his or her death, resignation or removal.  Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below. The Company’s Bylaws require that each director retire at the close of the term in which he or she attains the age of 72 years, except that the provision will not apply to any director who has been exempted from it by a resolution passed by a two-thirds vote of the Board of Directors.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine’s Board consists of proven leaders from various industries, disciplines and end markets who have the knowledge and experience necessary for a deep understanding of Modine, its products and its businesses.  That knowledge and experience has been gained or enhanced in a wide variety of ways, including through years of service on Modine’s Board, employment with industry leaders that have business models and strategies similar to the Company’s or product markets important to the Company, and leadership positions in technologically innovative institutions.  The Board benefits from the interplay among a group of directors who have diverse and distinguished backgrounds, which are described in further detail in this section.  Modine’s directors are dedicated individuals with high integrity and discipline who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Governance Committee”), a committee consisting of all of the independent directors of the Company, has determined that the Board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals.  The Governance Committee considers the following qualities and experiences to be necessary for the proper functioning of a Board of a responsible, global, diversified industrial company:

•	Business operations leadership;

•	Relevant industry experience;

•	Global business experience;

•	Financial expertise;

•	Technological expertise;

•	Corporate governance expertise;

•	Financial markets experience; and

•	Strategic planning and execution expertise, including mergers and acquisitions experience.

In addition, from time to time, the Governance Committee considers additional attributes that are more specific to the Company’s strategic and business emphasis at any given point.

A description of the qualities provided by each Board member is included below with the description of the individual’s experience and public company directorships, all as of May 28, 2021.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director.  An “X” in the “Skills” section of the chart below indicates that the item is a specific reason that the director was nominated to serve on the Board.  The lack of an “X” does not mean that the director does not possess that qualification or skill.  Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

	Mr. Ashleman	Mr. Bills	Mr. Brinker	Mr. Cooley	Dr. Garimella	Mr. Moore	Mr. Patterson	Ms. Williams	Ms. Yan
Skills
Business Operations Leadership	X	X	X			X	X		X
Relevant Industry Experience	X		X			X	X		X
Global Business Experience	X	X	X	X		X	X	X	X
Financial Expertise	X			X				X
Technological Expertise		X			X	X			X
Corporate Governance Expertise	X			X			X	X	X
Financial Markets Experience		X		X				X
Strategic Planning and Execution Expertise	X	X	X	X	X	X	X	X	X
Demographics
Race/Ethnicity
African American						X
Asian/Pacific Islander					X				X
White/Caucasian	X	X	X	X			X	X
Gender
Male	X	X	X	X	X	X	X
Female								X	X

2021  Nominees for Director

Based upon the recommendation of the Governance Committee, the Board approved the nominations of Dr. Suresh V. Garimella,  Mr. Christopher W. Patterson and Ms. Christine Y. Yan for election as directors.  Dr. Garimella, Mr. Patterson and Ms. Yan are considered independent under the New York Stock Exchange (“NYSE”) corporate governance rules.  Dr. Garimella, Mr. Patterson  and Ms. Yan were last elected to the Board in 2018, at which time they each received the support of not less than 99% of the votes cast.

The Board of Directors recommends a vote “FOR” Dr. Suresh V. Garimella,  Mr. Christopher W. Patterson and Ms. Christine Y. Yan.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Nominees to be Elected for Terms Expiring in 2024:

Dr. Suresh V. Garimella Age 57 Director since 2011	Current Position: Experience:
President, University of Vermont

Prior to Dr. Garimella’s selection as President of the University of Vermont, he served as Executive Vice President for Research and Partnerships at Purdue University (2014-2019), where he was Goodson Distinguished Professor in the School of Mechanical Engineering and Founding Director of the Cooling Technologies Research Center. He previously held the Cray-Research Professorship at the University of Wisconsin-Milwaukee. In 2018, Dr. Garimella was appointed by President Trump to the National Science Board, which oversees the National Science Foundation and also serves as an independent body of advisers to both the President of the United States and Congress on policy matters related to science, engineering and educating the next generation of scientists. In 2019, he was appointed to the External Advisory Board for the Chief Research Office at Sandia National Laboratories.  Dr. Garimella is also a Research Advisory Board Member of Sandia National Laboratories.  Dr. Garimella also served as a Jefferson Science Fellow at the U.S. Department of State (2010-2011) and as a Senior Fellow for Energy and Climate Partnership of the Americas (ECPA) for five years.  Dr. Garimella is an elected Fellow of the National Academy of Inventors, the American Association for the Advancement of Science and the American Society of Mechanical Engineers.  In addition, Dr. Garimella is a Member of the Board of Directors of the Vermont Business Roundtable.  Dr. Garimella received his Bachelor of Technology from Indian Institute of Technology, Madras, India, his Master of Science from The Ohio State University, and his Ph.D. from the University of California at Berkeley, all in Mechanical Engineering.

Specific Attributes and Skills for Dr. Garimella:

Expertise	Discussion of Skills and Attributes

Technological Expertise	Dr. Garimella is a renowned expert in thermal management and heat transfer technology, which is central to the success of the Company.

Strategic Planning and Execution Expertise
In his current position, Dr. Garimella is responsible for setting the strategy for the University of Vermont to achieve its mission and vision, all in collaboration with the University’s Board of Trustees.  Dr. Garimella has promoted the University of Vermont’s longstanding commitment to sustainability, a commitment that was underscored in July 2020 when the University’s Board of Trustees voted unanimously to divest the University’s endowment of fossil fuel investments. Previously, he was deeply engaged with the development and execution of Purdue University’s strategic plans and, in particular, the plans relating to the University’s strategic research initiatives and partnerships, both within and outside the United States.  In addition, Dr. Garimella is Chair of the National Science Board’s Committee on Strategy, which is responsible for setting short- and long-term strategy and objectives for the National Science Foundation.

Christopher W. Patterson Age 67 Director since 2010	Current Position: Experience:
Retired.

Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America.  Mr. Patterson served in this capacity from 2005 until his retirement in 2009.  Prior to this, he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America), and other international, commercial truck producers.

	Public Company Directorships:	Finning International Inc., Vancouver, B.C. (Canada)

Specific Attributes and Skills for Mr. Patterson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Patterson gained his business operations leadership experience as President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s Board.

Expertise	Discussion of Skills and Attributes

Relevant Industry Experience	Mr. Patterson has a significant understanding of commercial truck markets and the operations of global commercial vehicle OEMs.

Global Business Experience	Mr. Patterson’s extensive executive and leadership experience, as described above, gives him valuable insight into the complexities, challenges and issues facing global manufacturing businesses.

Corporate Governance Expertise
Mr. Patterson has significant corporate governance experience from his role as President and Chief Executive Officer of Daimler Trucks North America LLC. In addition, Mr. Patterson serves on the board of another public company and also serves on the boards of several privately-held companies.  In these board roles, Mr. Patterson serves on audit and compensation committees, as well as a safety, environment and social responsibility committee of a publicly traded company. Through these engagements, Mr. Patterson has gained a significant understanding of corporate governance matters.

Strategic Planning and Execution Expertise
Through his many roles at Daimler Trucks North America LLC, and particularly in his position as President and Chief Executive Officer, Mr. Patterson obtained significant experience in establishing and executing on that entity’s short- and long-term strategic plans.

Christine Y. Yan Age 55 Director since 2014	Current Position: Experience:
Retired.

Ms. Yan retired from Stanley Black & Decker, Inc., a diversified global provider of power and hand tools, Engineered Fastening Systems for Automotive and other industries, and Electronic Security and Monitoring Systems in November 2018. Ms. Yan held a number of executive roles with the company, including President of Asia, Stanley Black & Decker, Inc.; President of Storage and Workspace Systems; integration leader of Stanley Engineered Fastening Group; President of the Americas business of Stanley Engineered Fastening; and President of Stanley Engineered Fastening’s Global Automotive business.

	Public Company Directorships:	ON Semiconductor; Ansell Limited; and Cabot Corporation

Specific Attributes and Skills for Ms. Yan:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Ms. Yan gained her business operations experience as the leader of various business units within Stanley Black & Decker, Inc.

Relevant Industry Experience
Ms. Yan gained experience in vehicular, electronics and general industrial sectors through her roles as President of Asia of Stanley Black and Decker, President of Americas and President of Global Automotive of Stanley Engineered Fastening.

Global Business Experience
Ms. Yan has gained a significant understanding of a variety of industrial markets through her experience as President of Asia, President of Storage and Workplace Systems, and President of Americas for Stanley Black & Decker, Inc.

Corporate Governance Expertise	In addition to her tenure as a director of Modine, Ms. Yan serves on the board of three other public companies.

Technological Expertise
Ms. Yan’s engineering background and past and current positions at Stanley Black & Decker, Inc. have provided her with significant exposure to and experience with technologically sophisticated business operations.

Strategic Planning and Execution Expertise	Ms. Yan has acquired substantial expertise in strategic planning as the leader of numerous significant business units within Stanley Black & Decker, Inc.

Directors Continuing in Service for Terms Expiring in 2022:

David G. Bills Age 60 Director since 2015	Current Position: Experience:
Senior Advisor at Incentrum Group Merchant Banking.

Mr. Bills served as Senior Vice President – Corporate Strategy of DuPont, a science-based products and services company, from 2009 until his retirement in 2017.  Mr. Bills joined DuPont in 2001 as Vice-President – Corporate Planning, and during his time at DuPont he also served as Vice President and General Manager—Displays; President – Fluoroproducts; and Chief Marketing and Sales Officer.  Before joining DuPont, Mr. Bills was a partner with McKinsey & Company, Inc., a corporate advisory firm, where he worked with senior executives of Fortune 500 companies on corporate and business unit strategy, growth programs, business development, and marketing and sales strategies.

	Public Company Directorships:	Lydall, Inc.

Specific Attributes and Skills for Mr. Bills:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Bills gained his business operations experience leading and managing business units during his tenure at DuPont.

Global Business Experience
Mr. Bills’ experience at DuPont included leading business units, managing marketing and sales activities, and leading corporate strategy and mergers and acquisitions (“M&A”) activity, all on a global basis.  In addition, his responsibilities at McKinsey & Company, Inc. included assisting its clients in developing global strategies, including in the areas of growth, business development, and marketing and sales.

Technological Expertise	Through his engineering background and his roles with DuPont, Mr. Bills has acquired significant experience in application-based technology.

Financial Markets Experience
Through his experience with DuPont and McKinsey & Company, Inc., Mr. Bills has gained expertise in growth and M&A financing opportunities in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise
Mr. Bills’ primary function in his roles at both DuPont and McKinsey & Company, Inc. has been strategic planning.  Mr. Bills brings a unique focus on strategy to the Board, as exhibited by the combination of his experience assisting numerous clients with their planning needs, leading multiple DuPont business units, and developing growth strategies at DuPont through both organic and M&A opportunities.  Mr. Bills led DuPont’s M&A team and all related activities from 2011 until his retirement.

Neil D. Brinker Age 45 Director since 2020	Current Position: Experience:
President and Chief Executive Officer of Modine since 2020.

Prior to joining Modine, Mr. Brinker was President and Chief Operating Officer of Advanced Energy Industries, Inc. (“AE”) since May of 2020, and joined AE in June of 2018 as its Executive Vice President & Chief Operating Officer.  Before joining AE, Mr. Brinker served as a Group President at IDEX Corporation from July 2015 to June 2018 after holding leadership roles at IDEX from April of 2012 to July 2015.  Mr. Brinker also held numerous management roles at  Danaher Corporation from 2007 to 2012, as well as various operations roles at General Motors from 2001 to 2007.

Specific Attributes and Skills for Mr. Brinker:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Brinker serves as President and Chief Executive Officer of the Company. He has obtained substantial business operations leadership experience through his roles at AE, IDEX and Danaher.

Expertise	Discussion of Skills and Attributes

Relevant Industry Experience	As an Executive Officer of AE, and a business leader at both IDEX and Danaher, Mr. Brinker has significant experience in leading and transforming diversified industrial companies.

Global Business Experience	At AE, IDEX and Danaher, and now as President and Chief Executive Officer of Modine, Mr. Brinker’s responsibilities have included global oversight of P&L, operations, M&A, human capital and strategy.

Strategic Planning and Execution Expertise
In addition to his direct responsibility for M&A activity at AE, IDEX and Danaher, Mr. Brinker has extensive experience in both setting and overseeing the execution of strategy and growth for diversified industrial companies.

Charles P. Cooley Age 65 Director since 2006	Current Position: Experience:
Retired.

Mr. Cooley retired as Senior Vice President and Chief Financial Officer of The Lubrizol Corporation, a specialty chemical company (April 2009 – September 2011).  Mr. Cooley joined The Lubrizol Corporation as Vice President, Treasurer and Chief Financial Officer (April 1998 – July 2005) and subsequently served as its Senior Vice President, Treasurer and Chief Financial Officer (July 2005 – April 2009).  Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO), and Vice President, Finance, ARCO Products Company.

	Public Company Directorships:	Mr. Cooley previously served on the Board of Directors of KeyCorp from 2012 – 2020.

Specific Attributes and Skills for Mr. Cooley:

Expertise	Discussion of Skills and Attributes

Global Business Experience	Mr. Cooley served as Chief Financial Officer of The Lubrizol Corporation, a company with extensive operations throughout the world.

Financial Expertise	Mr. Cooley has substantial experience as Chief Financial Officer of The Lubrizol Corporation including extensive knowledge of complex accounting issues, capital management and internal controls.

Corporate Governance Expertise
In his role as Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley gained significant experience implementing effective corporate governance practices.  In addition, Mr. Cooley served on the board of KeyCorp until 2020.

Financial Markets Experience	As Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley had significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Mr. Cooley has been heavily engaged in strategic planning activities throughout his career, particularly through his numerous roles with The Lubrizol Corporation.

Directors Continuing in Service for Terms Expiring in 2023:

Eric D. Ashleman Age 54 Director since 2019	Current Position: Experience:
Chief Executive Officer & President, IDEX Corporation.

Mr. Ashleman became the Chief Executive Officer of IDEX Corporation in December 2020 after becoming President in February 2020.  Since 2008, Mr. Ashleman has served in a variety of capacities at IDEX, which is a developer, designer and manufacturer of fluidics systems and specialty engineered products.  Prior to becoming the Chief Executive Officer and President of IDEX Corporation, Mr. Ashleman served in the following capacities at IDEX: President of Gast Manufacturing; President, Gast Manufacturing and Global Dispensing; Vice President and Group Executive, Fire, Safety and Diversified Segment; Senior Vice President and Group Executive, Health and Science Technology, and Fire, Safety and Diversified Segments; Senior Vice President and Chief Operating Officer; and President and Chief Operating Officer.  Prior to joining IDEX, Mr. Ashleman served as President of Schutt Sports from 2006 to 2008.

	Public Company Directorships:	IDE Corporation

Specific Attributes and Skills for Mr. Ashleman:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Ashleman has acquired business operations leadership through his many roles at IDEX Corporation, and particularly in his current role as Chief Executive Officer and President, where he is responsible for leading and managing a diversified industrial company.

Relevant Industry Experience
Mr. Ashleman serves as Chief Executive Officer and President of IDEX Corporation, a global, diversified industrial company that manufactures for and sells into numerous markets also served by the Company, including the automotive, energy and industrial sectors.

Global Business Experience
Mr. Ashleman has acquired substantial global business experience through his roles with IDEX Corporation, and particularly in his current role as Chief Executive Officer and President, as he leads and manages  a global, diversified industrial company.

Financial Expertise	Mr. Ashleman has acquired significant financial expertise through his roles at IDEX Corporation and through his previous role as President of Schutt Sports.

Corporate Governance Expertise
Through his roles at IDEX Corporation, including as a member of its Board of Directors, and through his previous role as President of Schutt Sports, Mr. Ashleman has obtained considerable corporate governance expertise.

Strategic Planning and Execution Expertise	Mr. Ashleman has developed short- and long-term strategic planning and execution expertise through his numerous roles at IDEX Corporation, and through his previous role as President of Schutt Sports.

Larry O. Moore Age 71 Director since 2010	Current Position: Experience:
Retired.

Mr. Moore retired as Senior Vice President, Module Centers & Operations of Pratt & Whitney, a division of United Technologies and a manufacturer of aircraft engines.  Mr. Moore served in this capacity from 2002 until his retirement in 2009.  Immediately prior to joining Pratt & Whitney, Mr. Moore served in various management positions with Cummins and Ford Motor Company.

Specific Attributes and Skills for Mr. Moore:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Moore gained his business operations leadership experience, including experience in low-cost country sourcing and operational excellence, at United Technologies where he served as Senior Vice President, Module Centers & Operations of Pratt & Whitney, and at Cummins where he served in various operations management positions.

Expertise	Discussion of Skills and Attributes

Relevant Industry Experience
Mr. Moore has a deep understanding of the diesel engine markets for off-highway and commercial truck markets gained over his 23-year career in various positions with Volkswagen of America, Inc., General Motors Corporation and Ford Motor Company, as well as Cummins and Pratt & Whitney.

Global Business Experience	Mr. Moore has extensive experience working with global industrial companies.

Technological Expertise	Mr. Moore has acquired significant technological expertise through his roles in multiple technology-driven business enterprises.

Strategic Planning and Execution Expertise
Through his affiliations with Pratt & Whitney, Cummins, Ford Motor Company and other global industrial companies, Mr. Moore has obtained significant experience in a variety of strategic planning and execution strategies.

Marsha C. Williams Age 70 Director since 1999	Current Position: Experience:
Retired.

Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company (July 2007 - December 2010).  Prior to joining Orbitz Worldwide, Inc., Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust.  Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

Public Company Directorships:
Fifth Third Bancorp (Lead Director of the Board of Directors); and
Davis Funds

Ms. Williams was previously a Director for Chicago Bridge & Iron N.V. from 1999-2018, and for McDermott International Inc. from 2018-2020 following its acquisition of Chicago Bridge & Iron N.V.

Specific Attributes and Skills for Ms. Williams:

Expertise	Discussion of Skills and Attributes

Global Business Experience
Ms. Williams was an executive officer of Orbitz Worldwide, Inc. and is currently a director of several public companies with global operations.  In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls and human resources.

Financial Expertise
As Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., and Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, Ms. Williams gained significant financial acumen relating to complex, global companies.

Corporate Governance Expertise	Ms. Williams serves on the board of several public companies, and is the Lead Director of the Fifth Third Bancorp Board of Directors.

Financial Markets Experience
As the former Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, and Lead Director of Fifth Third Bancorp, Ms. Williams has significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Ms. Williams has engaged in all facets of strategic planning and execution, particularly through her roles with Orbitz Worldwide, Inc. and Equity Office Properties Trust.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of its Board of Directors, pursuant to its Amended and Restated Articles of Incorporation, its Bylaws and the laws of the State of Wisconsin.  Members of the Board of Directors are kept informed of the Company’s operations through discussions with the CEO and key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the rules of the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements.  The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the Board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Conduct

The Company’s Code of Conduct (the “Code”) summarizes the compliance and ethical standards and expectations the Company has for all of its employees (including the principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business.  It contains procedures for reporting suspected violations of the Code, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters.  The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns regarding such matters in confidence and, if desired, anonymously.  A copy of the Code, as well as further information regarding the Business Ethics Program, is available on the Company’s website, www.modine.com.  These materials are also available in print to any shareholder or other interested person upon request.  If we make any substantive amendment to the Code, we will disclose the nature of such amendment on our website or in a current report on Form 8-K.  In addition, if a waiver of the Code is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the Board’s members be independent.  The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director.  At a minimum, to qualify as “independent,” a director must meet the independence standards of the NYSE.  The Governance Committee assesses independence on a regular basis, and each director is responsible for bringing any changes in his or her status that may affect his or her independence to the attention of the Governance Committee.  In addition, on an annual basis the directors complete a questionnaire prepared by the Company that is designed to elicit information that the Board uses to assess director independence.  At least annually, the Board reviews the relationships that each director has with the Company.  Only those directors that the Board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The Board has determined that all of the current directors, other than Mr. Brinker, are independent within the meaning of the listing standards of the NYSE.  The Board concluded that none of these directors has any of the relationships with the Company set forth in the NYSE listing standards or any other business or other relationships with the Company that would preclude a determination of his or her independence.  Mr. Brinker is not independent due to his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code requires that all officers, employees and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company.  Significant transactions with the Company’s officers, employees or directors, their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually.  Modine may enter into purchase and sale transactions with other companies, universities and entities in which members of the Board of Directors are employed or are members of the Board of Directors for such entities.  Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms.  The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2022.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify certain information about his or her immediate family and any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family, or any entity with which he, she or such immediate family member is associated.  All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate.  In addition, the Company independently searches its records for potential transactions with known related parties.  Based upon such review, there were no related party transactions with respect to persons who were officers or directors during fiscal 2021.

Board Chairperson

Marsha C. Williams was appointed Chairperson of the Board in October 2020, having served in the position of Lead Director since July 2013.  As Chairperson, Ms. Williams presides over meetings of the shareholders, the Board of Directors, and executive sessions of the Board of Directors, and carries out such other duties as directed by the Board of Directors and as listed in the Company’s Guidelines on Corporate Governance.  The Company believes this leadership structure is in the best interest of the Company’s shareholders at present because it allows the Company to benefit from the unique leadership ability that Ms. Williams possesses and from her business and corporate governance experience.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company.  Management provides the Board with information on a regular basis to keep the members of the Board of Directors apprised of identified risks.  These risks, including financial, organizational, reputational and strategic risks, are reviewed and discussed with the Board as part of the business and operating review conducted at each of the Board’s regular meetings.  As described below under Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees.  The committees have oversight of risks that fall within their areas of responsibility.  The Audit Committee has primary oversight of the Company’s financial reporting, internal control and compliance risks.  The Human Capital and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs.  Management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Governance Committee considers prospective candidates for Board membership who are recommended by its members, as well as those recommended by management, shareholders and independent consultants hired by the Governance Committee.  The Governance Committee may also decide to engage a professional search firm to assist in identifying qualified candidates.  When such a search firm is engaged, the Governance Committee sets its fees and scope of engagement.

Once the Governance Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate.  The Governance Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Governance Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees.  In assessing candidates, the Board considers the required areas of expertise set forth above in the Board Skills Matrix (business operations leadership; relevant industry experience; global business experience; financial expertise; technological expertise; corporate governance expertise; financial markets experience; and strategic planning, including mergers and acquisitions); additional attributes that are more specific to the Company’s strategic direction and business emphasis at any given point; and such additional factors as the individual’s education, contribution to the diversity of the Board, and other factors frequently encountered by a global business.

In choosing a candidate for Board membership, every effort is made to complement and supplement skills within the existing Board and to strengthen any identified areas.  Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Board determines whether to interview the prospective nominee.  If an interview is warranted, one or more members of the Board of Directors, and others as appropriate, will interview prospective nominees.  After completing the evaluation and interview, the Governance Committee makes a recommendation to the Board regarding the nomination of a candidate, and the Board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors.  Shareholders who desire to nominate a person or persons for election to the Board or to present business at the next annual meeting must comply with the notice requirements in the Company’s Bylaws, a copy of which is available from the Company’s Secretary.  For consideration at the 2022 Annual Meeting of Shareholders, nominations or the presentation of other business must be received by the Secretary no earlier than March 24, 2022 and no later than April 23, 2022.  Shareholders who want to submit a recommendation for a director candidate for the Board may submit the recommendation to the Board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board.  The Governance Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a Board member (including the Chairperson) should address communications to the Board or to the particular Board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552.  In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence.  The Secretary forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that she otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.  From time to time, the Board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members.  Please refer to the Company’s website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The charter of the Audit Committee is available on the Company’s website, www.modine.com.

The Audit Committee is responsible for, among other things, appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  The Audit Committee also oversees management’s implementation of systems of internal controls; monitors the preparation of quarterly and annual financial reports by management; determines whether the independent registered public accounting firm is independent; and reviews management’s programs to monitor and address matters associated with compliance with the Company’s Code of Conduct.  The functions of the Audit Committee are more fully described below in the Report of the Audit Committee in this proxy statement.

The Board of Directors has determined that each member of the Audit Committee is independent as defined in the corporate governance listing standards of the NYSE relating to audit committees.  The Board of Directors has also determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee) and Mr. Ashleman qualify as audit committee financial experts within the meaning of the SEC rules.

Human Capital and Compensation Committee

The Human Capital and Compensation Committee of the Board of Directors (the “HCC Committee”) was previously known as the Officer Nomination and Compensation Committee, with a change in its name effective as of January 20, 2021. The HCC Committee is composed exclusively of non-employee, independent directors with no business relationship with the Company, other than in their capacity as directors, and there are no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the HCC Committee is available on the Company’s website, www.modine.com.

The HCC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices.  The HCC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Governance Committee to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the Board on certain officer candidates; makes recommendations to the Board on compensation of the CEO; determines, with the CEO’s recommendations, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its independent compensation consultant relating to director compensation and presents those recommendations to the Board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all salaried employees of the Company.  The HCC Committee has the authority to delegate the aforementioned responsibilities to subcommittees comprised of independent Board members.

Mr. Brinker, as President and CEO, recommends to the HCC Committee any compensation changes affecting the Company’s officers, including the named executive officers (“NEOs”), other than himself.  Mr. Brinker presents to the HCC Committee the performance and leadership behavior goals and expectations of each such officer and the level of achievement of those goals as well as the Company’s performance during the fiscal year.  The HCC Committee reviews Mr. Brinker’s recommendations and either approves or does not approve any compensation matters affecting such officers of the Company.  Mr. Brinker has no role in setting his own compensation.

In fiscal 2021, the HCC Committee retained Farient Advisors LLC (“Farient”) as its independent executive compensation consultant.  Farient reports directly to the HCC Committee and provides no services to the Company.  The HCC Committee has determined that Farient is independent under the NYSE Listing Standards.  A representative of Farient attends meetings of the HCC Committee upon invitation by the Chair of the HCC Committee, either by phone or in person, and communicates with the Chair between meetings as necessary.  Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the Company’s self-selected peers (as discussed in the Compensation Discussion and Analysis, below) and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance.  The HCC Committee considered Farient’s analyses in making its decisions; however, the HCC Committee made all decisions regarding the compensation of Modine’s officers, including its NEOs (except for the CEO, whose compensation is set by the full Board).  Additionally, Farient regularly updated the HCC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels.

Corporate Governance and Nominating Committee

The Governance Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company’s Guidelines on Corporate Governance and the Code of Conduct; develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons; supervises the Board’s annual self-evaluation; and works with the HCC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO.  The Governance Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the Governance Committee is available on the Company’s website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.  The charter of the Technology Committee is available on the Company’s website, www.modine.com.

HCC Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or HCC Committee. None of the members of the HCC Committee is or has been one of our officers or employees, or has had any relationship requiring disclosure under Item 404 of Regulation S-K.

Board Meetings and Committees

The Board of Directors held nine meetings during the fiscal year ended March 31, 2021 and had the following four standing committees: Audit; Human Capital and Compensation; Corporate Governance and Nominating; and Technology.

The Board generally selects the members of each of the committees in July of each year.  However, in January 2021, the Board reduced the membership of the Governance Committee from eight to five members and appointed Ms. Christine Yan as Chair of the Governance Committee. All incumbent directors attended at least 75 percent of the aggregate of the Board meetings and meetings of committees on which he or she served during fiscal 2021. The CEO of the Company is not a standing member of any Board Committee, but regularly attends Committee meetings at the discretion of the respective Committee Chair.

The following table lists the members of each of the standing committees and the number of meetings held by each committee during fiscal 2021:

Name	Audit	HCC	Governance	Technology
Eric D. Ashleman	X		X
David G. Bills	X		X	X
Neil D. Brinker
Thomas A. Burke
Charles P. Cooley	Chair	X	X
Suresh V. Garimella		X		Chair
Larry O. Moore		X		X
Christopher W. Patterson	X	Chair
Marsha C. Williams			X
Christine Y. Yan	X		Chair	X
Total Number of Meetings	8	6	5	1

Attendance at the Annual Meeting.  Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company’s directors historically have attended these meetings.  All of the directors attended the 2020 Annual Meeting of Shareholders.  The Board of Directors conducts a regular meeting immediately after the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 28, 2021 by persons known by the Company to beneficially own more than five percent of the outstanding shares:

Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest	Percent of Class

Dimensional Fund Advisors LP (2)	4,050,975	7.85
Building One
6300 Bee Cave Road
Austin, Texas, 78746

BlackRock, Inc. (3)	3,923,037	7.60
55 East 52nd St.
New York, NY 10055

Mario J. Gabelli and affiliates (4)	3,692,747	7.15
One Corporate Center
Rye, New York 10580-1435

Frontier Capital Management Co., LLC (5)	3,029,084	5.87
99 Summer Street
Boston, MA 02110

The Vanguard Group (6)	2,588,541	5.01
100 Vanguard Blvd.
Malvern, PA 19355

(1)
The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided.  The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)
Based on Amendment No. 5 to Schedule 13G filed under the Exchange Act on February 12, 2021, Dimensional Fund Advisors LP (“DFA”) has the sole power to vote or direct the vote of 3,893,848 shares and the sole power to dispose or direct the disposition of 4,050,975 shares.  DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (the “Funds”).  In these roles, DFA or its subsidiaries (together, “Dimensional”) may possess voting and/or investment power over securities of the Company that are owned by the Funds, and it may be deemed to be the beneficial owner over such shares. Dimensional disclaims beneficial ownership of such securities.

(3)
Based on Amendment No. 8 to Schedule 13G filed under the Exchange Act on January 29, 2021, BlackRock, Inc. and certain subsidiaries of BlackRock, Inc. have the sole power to vote or direct the vote of 3,812,404 shares and the sole power to dispose or direct the disposition of 3,923,037 shares.

(4)
Based on Amendment No. 2 to Schedule 13D filed under the Exchange Act on December 2, 2020, each reporting person included in the Schedule 13D has the sole power to vote or direct the vote of or the sole power to dispose or direct the disposition of the reported shares as follows: (i) Gabelli Funds, LLC has sole power to vote or direct the vote of or the sole power to dispose or direct the disposition of 804,000 shares; GAMCO Asset Management Inc. (“GAMCO”) has sole power to vote or direct the vote of 2,340,547 shares and the sole power to dispose or direct the disposition of 2,712,747 shares; and Teton Advisors, Inc., has sole power to vote or direct the vote and the independent power to dispose or direct the disposition of 176,000 shares.  The other reporting persons listed in Amendment No. 2, which are GGCP, Inc., GAMCO Investors, Inc., Associated Capital Group, Inc. and Mario J. Gabelli have no sole or shared power to vote or direct the vote of or the sole or shared power to dispose or direct the disposition of any shares.  The reporting persons listed in Amendment No. 2 are affiliates of one another.

(5)
Based on Amendment No. 7 to Schedule 13G filed under the Exchange Act on February 16, 2021, Frontier Capital Management Co., LLC has the sole power to vote or direct the vote of 1,417,090 shares and the sole power to dispose or direct the disposition of 3,029,084 shares.

(6)
Based on Amendment No. 7 to Schedule 13G filed under the Exchange Act on February 10, 2021, The Vanguard Group (“Vanguard”) has the shared power to vote or direct the vote of 43,097 shares, the sole power to dispose or direct the disposition of 2,511,779 shares, and shared power to dispose or direct the disposition of 76,762 shares.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 28, 2021 by:

•	Each director, director-nominee and “named executive officer” (as described below under Compensation Discussion and Analysis); and

•	all directors and executive officers of the Company as a group.

Name	Direct Ownership	Options Exercisable within 60 days of May 28, 2021	Held in 401(k) Retirement Plan	Restricted Units (Not Vested)	Total (1)	Percent of Class

Eric D. Ashleman	32,612	-	NA	-	32,612	*
David G. Bills	65,532	-	NA	-	65,532	*
Charles P. Cooley	103,933	-	NA	-	103,933	*
Suresh V. Garimella	72,747	-	NA	-	72,747	*
Larry O. Moore	73,373	-	NA	-	73,373	*
Christopher W. Patterson	95,473	-	NA	-	95,473	*
Marsha C. Williams	156,025	-	NA	-	156,025	*
Christine Y. Yan	71,263	-	NA	-	71,263	*
Neil D. Brinker	43,209	-	-	125,712	168,921	*
Thomas A. Burke (2)	556,104	34,042	8,165	-	598,311	1.16
Michael B. Lucareli	160,622	122,689	971	110,124	394,406	*
Sylvia A. Stein	4,541	13,184	-	34,058	51,783	*
Matthew J. McBurney	32,109	27,783	271	31,134	91,297	*
Joel T. Casterton	11,342	15,870	1,335	32,143	60,690	*
Scott L. Bowser (3)	149,217	63,077	4,748	49,742	266,784	*

All directors and executive officers as a group (17 persons)	1,705,906	351,377	16,964	440,712	2,514,959	4.81

*	Represents less than one percent of the class.

(1)
Includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of May 28, 2021, and restricted stock units.  Such information is not necessarily to be construed as an admission of beneficial ownership.

(2)	Ownership information is based on the Form 4 filed on Mr. Burke’s behalf on June 9, 2020, the most recent date as of which such information is available to the Company.

(3)	Ownership information is based on the Form 4 filed on Mr. Bowser’s behalf on October 6, 2020, the most recent date as of which such information is available to the Company.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the Board.  Non-employee directors, including the Chairperson of the Board, are entitled to receive the following: an annual retainer of $85,000, payable quarterly; an additional annual retainer of $12,500 for acting as Chair of the HCC Committee, an additional annual retainer of $10,000 for acting as Chair of the Governance Committee, an additional annual retainer of $7,500 for acting as Chair of the Technology Committee, and an additional annual retainer of $15,000 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending Board and/or committee meetings; and travel-accident and director and officer liability insurance.  Due to the uncertainty surrounding the impact of the COVID-19 pandemic on the Company’s performance and overall markets, and the Company’s desire to preserve cash, the Board temporarily reduced the cash retainers for non-employee directors by 20%, with such reduction impacting quarterly retainer payments made in July and September 2020.  The full cash retainer amounts were reinstated with the December 2020 payment.

The 2020 Incentive Compensation Plan (the “2020 Incentive Plan”) gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors.  Under the 2020 Incentive Plan, the maximum value of stock awards that can be granted to a non-employee director per year is $300,000. The Board or the HCC Committee, as applicable, has broad discretionary authority to set the terms of awards under the 2020 Incentive Plan.  It is the current practice of the Board of Directors to evaluate compensation and make grants of unrestricted stock awards to each non-employee director on an annual basis.  For the 2021 fiscal year, non-employee directors, including the Lead Director (now, the Chairperson) of the Board, were entitled to receive stock awards with a value of approximately $125,000.  The Lead Director (now, the Chairperson) was also entitled to additional equity compensation with a value of approximately $100,000.  Consistent with this, the Company granted each non-employee director of the Company (other than the Lead Director, now the Chairperson) 23,992 unrestricted shares of stock (or restricted stock units, if a director so elected) in July 2020.  The Company granted Ms. Williams, the Chairperson (formerly the Lead Director), 43,185 shares of stock at the same time.  As Chairperson, Ms. Williams, among other duties, generally attends all meetings of the Board’s committees but does not receive any attendance fee for those meetings.

Directors have the option of deferring either or both of their cash fees and/or equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy.  For cash compensation, the directors may elect to defer up to 100% of their annual retainer and fees into the Modine Manufacturing Company Directors Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in permitted mutual funds.  The directors’ deferred compensation accounts are unsecured obligations of the Company.  Distributions commence following termination of service as a director.

For fiscal 2021, the directors were entitled to defer their equity compensation by electing in advance to receive an award of restricted stock units rather than a grant of unrestricted shares of the Company’s common stock.  These grants of restricted stock units are immediately vested but are not distributed until a director’s termination of service or a fixed date, based upon a director’s election at the time of deferral.  Mr. Bills, Mr. Patterson, and Ms. Yan all elected to receive a grant of restricted stock units in lieu of a grant of unrestricted shares of the Company’s common stock for their July 2020 equity awards.

2021 Director Compensation Table

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2021:

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value ($)(4)	Total ($)

David J. Anderson (5)	17,000	NA	NA	17,000
Eric D. Ashleman	76,500	124,998	NA	201,498
David G. Bills	76,500	124,998	NA	201,498
Charles P. Cooley	90,000	124,998	NA	214,998
Suresh V. Garimella	83,250	124,998	NA	208,248
Larry O. Moore	76,500	124,998	NA	201,498
Christopher W. Patterson	87,750	124,998	NA	212,748
Marsha C. Williams	83,000	224,994	176	308,170
Christine Y. Yan	79,000	124,998	NA	203,998

(1)	These amounts include amounts deferred at the director’s election into the Modine Manufacturing Company Directors Deferred Compensation Plan.

(2)
In July 2020, all of the independent directors at that time, other than Ms. Williams, were granted 23,992 shares of unrestricted stock or restricted stock units.  As explained above, the Company granted 43,185 shares of unrestricted stock to Ms. Williams at the same time.  None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2021.

(3)
Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718.  The assumptions used to determine the value of the awards are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2021.

(4)
Represents the change in pension value between the end of fiscal 2020 and the end of fiscal 2021 under the Modine Manufacturing Company Director Emeritus Retirement Plan.  The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan.  The Company used discount rates of 3.2 percent and 3.4 percent, respectively, to calculate the present value of the pension benefit obligation at March 31, 2021 and March 31, 2020.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the Board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director.  The retirement benefit continues for the period of time equal in length to the duration of the director’s Board service.  If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit.  In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable to such director under the Director Emeritus Retirement Plan.  The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.  Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it.  Ms. Williams accrued pension benefits under the Director Emeritus Retirement Plan until it was frozen on July 1, 2000.

(5)	Mr. Anderson retired from the Board in July 2020.

Share Ownership Guidelines - Directors

Since 2008, the Board has maintained share ownership guidelines for incumbent members of the Board of Directors.  The Board believes that in order to further align the interests of members of the Board and shareholders, members of the Board should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, including any deferred by a director in accordance with the Company’s Non-Employee Director Compensation Policy, count toward the guideline figures.  The current guidelines generally provide that five years after joining the Board, directors are expected to hold shares of Company stock with a value of at least five times the value of the director’s current annual cash retainer.  All directors are currently in compliance with these guidelines.  The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2021, the HCC Committee assessed each element of compensation – base salary, and short- and long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking.  The HCC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company as a whole and balance short-term results with longer-term results in the interests of shareholders.  The HCC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s Principal Executive Officer, Principal Financial Officer, and other certain highly compensated executive officers, as described in the Summary Compensation Table on page 35.  In the discussion below, we refer to this group of executives as the NEOs. This group includes the executive officers for whom specific compensation disclosure is required under the rules of the SEC.  This group includes the following current and former executive officers:

•	Neil D. Brinker, President and Chief Executive Officer;

•	Thomas A. Burke, Former President and Chief Executive Officer;

•
Michael B. Lucareli, Executive Vice President, Chief Financial Officer; Vice President, Finance and Chief Financial Officer until May 21, 2021; Interim President and Chief Executive Officer from August 4, 2020 until December 1, 2020;

•	Sylvia A. Stein, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer;

•	Matthew J. McBurney, Vice President, Building HVAC;

•	Joel T. Casterton, Vice President Heavy Duty Equipment; and

•	Scott L. Bowser, Former Vice President, Commercial and Industrial Solutions and Chief Operating Officer.

Effective August 4, 2020, the Company entered into a Transition and Separation Agreement with Mr. Burke which was filed as Exhibit No. 10.6 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020 (the “Burke Transition Agreement”). Pursuant to the Burke Transition Agreement, the Board terminated Mr. Burke without “Good Cause” from his position as President and Chief Executive Officer of the Company, and Mr. Burke ceased to serve as a member of Modine’s Board of Directors. From August 4, 2020 through August 28, 2020, Mr. Burke served as a Senior Advisor to the Company.

Mr. Lucareli was appointed Interim President and Chief Executive Officer effective August 4, 2020 and continued in both the roles of Interim President and Chief Executive Officer and Vice President, Finance and Chief Financial Officer until December 1, 2020.  Effective December 1, 2020, Mr. Lucareli relinquished the position of Interim President and Chief Executive officer, and Mr. Brinker was named President and Chief Executive Officer of Modine.  Mr. Lucareli then continued in his role of Vice President, Finance and Chief Financial Officer since December 1, 2020, until he was appointed Executive Vice President, Chief Financial Officer effective May 21, 2021.

Mr. Bowser ceased employment with the Company effective January 7, 2021 as the Company eliminated the senior executive positions of Vice President, Commercial and Industrial Solutions and Chief Operating Officer.  The Company entered into a Letter Agreement with Mr. Bowser effective March 16, 2021, which was filed as Exhibit No. 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (the “Bowser Letter Agreement”).  The Bowser Letter Agreement included a Restrictive Covenant Agreement, which entitled Mr. Bowser to additional consideration in exchange for certain restrictions on his post-employment activities.

The compensation for these individuals is listed in the tables on pages 35 through 42 of this Proxy Statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do, and how that fits with the Company’s commitment to provide value to our shareholders. When discussing the compensation of our CEO in this Compensation Discussion and Analysis, we are referring to the compensation of Mr. Brinker unless otherwise indicated.

Executive Summary

Executive Compensation Philosophy

The HCC Committee seeks to pay our NEOs fairly and to align executive compensation with the Company’s performance.  The HCC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The HCC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  The HCC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual short-term cash incentive is intended to reward recipients for the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity and performance cash portions of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executives for the Company’s superior long-term performance.

Alignment of Objectives/Fiscal 2021 Financial Performance and Strategic Highlights

The HCC Committee believes the structure of its executive compensation program is aligned with the Company’s overall performance in fiscal 2021.  In fiscal 2021, among other things:

•
The Company completed a change in leadership, naming Mr. Neil D. Brinker as its President and Chief Executive Officer and a member of its Board effective December 1, 2020.  Mr. Brinker has a commitment to operational excellence and his diverse experience, along with success executing profitable growth strategies, provide him with the skills needed to drive the Company’s transformation to a diversified industrial company;

•
The Company reached agreements to sell both the liquid- and air-cooled automotive businesses, representing significant progress toward its strategic exit of the Automotive segment businesses.  The sale of the air-cooled automotive business closed in April 2021.  The sale of the liquid-cooled automotive business is subject to the receipt of governmental and third-party approvals and satisfaction of other closing conditions;

•
The Company instituted a series of actions in response to the COVID-19 pandemic, including enhancing employee safety through additional cleaning and social distancing, delaying capital expenditures where possible, and implementing cost-saving actions, including, but not limited to, employee salary reductions, furloughs and shortened work weeks. The Company withdrew most of the cost-saving actions in the third quarter of fiscal 2021 as production returned to more normal levels as markets recovered;

•
Under Mr. Brinker’s leadership, the Company began implementing its new “80/20 strategy” to examine its businesses using data analytics in order to focus its resources on products and markets with the highest growth and best returns;

•
The Company reported an operating loss of $97.7 million and a loss per share of $4.11, which were largely driven by significant impairment charges recorded for assets of the held for sale liquid- and air-cooled automotive businesses.  In addition, the Company recorded income tax charges totaling $116.5 million to increase valuation allowances on deferred tax assets in the U.S. and abroad, also contributing to the loss per share;

•	Despite challenging economic conditions, the Company reported adjusted EBITDA of $164.8 million and adjusted earnings per share of $1.14; and

•	The Company achieved $149.8 million of cash flows from operating activities and $117.1 million of free cash flow.

For a reconciliation of adjusted EBITDA, adjusted earnings per share, and free cash flow, which are non-GAAP financial measures, to the most directly comparable GAAP financial measures, please see the financial tables included in Exhibit 99.1 to the Current Report on Form 8-K furnished to the SEC by Modine on May 26, 2021.

Fiscal 2021 Compensation Highlights

The HCC Committee’s actions in fiscal 2021 included the following:

•	Led a successful search for a new President and Chief Executive Officer, resulting in the hiring of Neil D. Brinker to replace Thomas A. Burke following Mr. Burke’s departure in August 2020.

•
Set CEO and CFO compensation at or near the median of Modine’s peer group of companies and the median of a broad survey of manufacturing companies, weighted equally, and compensation for the other NEOs at or near the median of a broad survey of manufacturing companies in order to meet its objective of offering competitive compensation, utilizing an analysis provided by Farient.

•
Approved Free Cash Flow Margin (“FCF%”) and Adjusted EBITDA Growth as the equally-weighted performance metrics in the Management Incentive Plan (“MIP”) (the short-term cash bonus plan) for fiscal 2021.  These performance goals drive alignment of management and shareholders’ interests both as a measure of capital efficiency and in achieving our earnings growth targets.

•
Due to the uncertainty surrounding the impact of COVID-19 on the Company’s performance and overall markets, and the Company’s desire to preserve cash, at its May 2020 meeting, the HCC Committee elected to defer its final determination of the timing and amount of the fiscal 2020 MIP payment until its October 2020 meeting. At its October 2020 meeting, the HCC Committee approved a full payment of the amounts earned under the fiscal 2020 MIP. This payment amounted to 22% of Target for fiscal 2020, and the amounts paid to each NEO thereunder are reflected in the Summary Compensation Table on page 35 as Non-Equity Incentive Plan Compensation.

•
Approved Average Cash Flow Return on Invested Capital (“Cash Flow ROI”) and Average Annual Revenue Growth as the performance metrics for the Long-Term Incentive Plan (the “LTIP”) for fiscal 2021 to incentivize meeting and exceeding the Company’s operating performance goals over the three-year performance cycle.  The two metrics are designed to focus management on key metrics and provide a compelling long-term incentive plan with carefully selected standards, mitigating risk by avoiding short-term gains at the expense of the long-term health of the Company.  The long-term pay orientation of the Company’s compensation system (compensation mix and time horizon of the LTIP) appropriately reflects the capital-intensive nature, the investment time horizon and customer planning time horizon (i.e., long-term orders and partnering for end-product production) of the business.

•
Because the Company experienced a decline in its share price, largely associated with the COVID-19 pandemic, the Company had an insufficient number of 2017 Incentive Compensation Plan shares available to deliver the FY21-23 LTIP equity awards to its participants. Due to this shortfall, the decision was made to delay these awards and also grant performance cash awards in lieu of performance-based stock awards, as further described in the section titled Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2021 on page 28. The Company’s 2020 Incentive Compensation Plan and share request was approved in July 2020, and this allowed the Company to move forward with its fiscal 2021 LTIP grants. To minimize share utilization, the Company replaced the performance share component of its LTIP design with a performance cash component. The performance cash target remained at the same 40% of the overall LTIP plan.

•	Reviewed the composition of the Company’s peer group used for CEO and CFO compensation and company performance comparisons.

•	Conducted a risk assessment of the Company’s compensation practices and found no evidence of unreasonable risk taking in the Company’s compensation plans and arrangements.

•	Reviewed the Company’s succession plan for each executive officer and other key employees of the Company.

•
Entered into certain CEO Transition Retention Agreement Letters with Messrs. Lucareli, McBurney, and Bowser and Ms. Stein to provide a retention incentive for such NEOs in connection with the transition of the CEO position from Mr. Burke to Mr. Brinker.

•	Established compensation for the Board of Directors, utilizing analysis provided by Farient.

•	Reviewed the Company’s guidelines regarding stock ownership requirements for Company officers and members of the Board of Directors and confirmed compliance therewith.

•	Reviewed regulatory, shareholder and market changes, including governance best practices as applicable to the Company.

•
Reviewed status of equity spend under the 2020 Incentive Plan, the 2017 Incentive Compensation Plan, and the Amended and Restated 2008 Incentive Compensation Plan (collectively, the “Incentive Plans”).

•	Reviewed CEO pay-for-performance alignment, utilizing analysis provided by Farient.

Shareholder Advisory Vote on Executive Compensation

A nonbinding advisory vote on the compensation of the Company’s NEOs received the affirmative vote of over 92% of the shares represented at the 2020 Annual Meeting of Shareholders, demonstrating very strong support for the Company’s executive compensation program. Nonetheless, the Company and HCC Committee are mindful of the results of the shareholder advisory vote and take the vote into consideration when determining and evaluating the Company’s executive compensation philosophy, program and disclosure.  For example, the Company has continued its ongoing efforts to be fully transparent about the link between pay and performance in its Pay for Performance discussion immediately below.  In addition, during one-on-one conversations, sponsored road shows and other regular communications with shareholders, the Company routinely discusses its performance in the context of underlying incentive compensation metrics and emphasizes management’s active use of those same metrics in the Company’s daily operations.

Pay for Performance

The HCC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company. To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time. The HCC Committee further supports this objective with a strong pay-for-performance philosophy.

The key elements of the Company’s executive compensation program that support the pay-for-performance philosophy include:

•
A median compensation positioning strategy that targets total pay as well as each element of compensation at the median of the market, and allows actual compensation to vary from the median based on higher or lower performance, i.e., above median for above-market performance and below median for below-market performance;

•	A significant portion of compensation tied to performance, including short-term and long-term incentives tied to strong financial/operational performance;

•	Use of measures of performance for incentives that balance strong growth and returns and provide a direct link to shareholder value over time;

•	A significant weighting on long-term incentives, particularly performance stock or performance cash; and

•	Share ownership guidelines (described on page 32), requiring that executives be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance.

As has been the case in previous years, in fiscal 2021, the HCC Committee requested that Farient, the HCC Committee’s independent compensation consultant, assess the relationship between our executive compensation and performance over time, with particular focus on the CEO.

To conduct this analysis, Farient used its alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (“PAC”TM) is: (1) reasonable for the Company’s revenue size, peer group and total shareholder return (“TSR”) performance; and (2) sensitive to the Company’s TSR over time, given that TSR is an objective, transparent measure that shareholders generally rely upon when conducting a long-term pay-for-performance evaluation. PAC measures compensation outcomes after performance has occurred, rather than target compensation, which represents “expected” compensation before performance has occurred. Farient compared the CEO’s PAC (including actual salary, actual short-term incentive awards, and performance-adjusted long-term incentive values) over rolling 3-year periods to TSR for the same rolling 3-year periods, and tested the results against those same variables for companies in the industry groups that are most relevant to Modine, namely Capital Goods and Automobiles and Components. The Company’s PAC was then compared to a range of values, as indicated by the upper and lower boundaries on the chart below. This range reflects reasonable compensation outcomes, as determined by the companies in the relevant industries, for the performance achieved. All PAC values on the chart, current and historical, for both the Company as well as for the companies in the relevant industry groups, are adjusted to reflect the Company’s current size of approximately $1.8 billion in revenue.

Farient’s analysis of the Company’s pay for performance indicates that the CEO’s compensation historically has been and continues to be strongly aligned with the Company’s performance and shareholder interests in that it is both reasonable and closely correlated to Company performance over time. Farient reached this conclusion, with which the HCC Committee agreed, because the data points for the Company’s CEOs have historically been below the upper boundary, which indicates reasonable compensation, and because the PAC generally moves up as performance rises, and generally moves down as performance falls. There were two non-interim CEOs in fiscal 2021 during the CEO transition, and compensation for both CEOs during 2021 is included in the three-year period from 2019 through 2021. PAC for the three-year period from 2019 through 2021 was closely aligned with performance, even with compensation for two CEOs in 2021. PAC for Mr. Burke in 2021 included severance compensation, but no incentive payouts as he did not receive any such payouts. PAC for Mr. Brinker in 2021 reflected an annual incentive payout of 100% of Target due to the Company’s performance versus its predetermined objectives for the fiscal 2021 MIP, but no payout for the fiscal 2019-2021 performance stock awards cycle as he was not an employee of Modine at the time of the grants. “Make-whole” compensation paid to Mr. Brinker as part of his hiring was not included in PAC for 2021. The Pay For Performance Alignment chart below has been modified from prior years’ charts to reduce the number of pay and performance alignment points from ten to five to reflect more current pay and performance alignment.

Single CEO in 3-year periods ending: 2017-2020 Multiple CEOs in 3-year period ending 2021 Top/Middle/Bottom quartile relative TSR performance ranking

Market Benchmarking of Executive Pay

The HCC Committee targets total pay, as well as each element of compensation, at the median of a peer group of companies and the median of a broad survey of manufacturing companies, weighted equally, for the CEO and CFO, and at the median of a broad survey of manufacturing companies for the other NEOs.  The HCC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market.  Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Use of Peer Group

During fiscal 2021, the HCC Committee reviewed the composition of the Company’s peer group.  As a group, the peers have characteristics and markets similar to those of the Company.  These characteristics and markets are as follows:

•
U.S. headquartered companies traded on major U.S. exchanges involved in these industries: industrial machinery; construction machinery and heavy trucks; agriculture and farm machinery; auto parts and equipment; electrical components and equipment; and building products (HVAC-related);

•
Companies with revenue between $700 million and $4.5 billion (approximately 0.4 to 2.3 times Modine’s revenue of $2.0 billion at the time of the peer group review), with proxy pay data size adjusted to approximate pay for a company with revenue of $1.8 billion; and

•	Technology-intensive companies with a strong focus on OEM suppliers, distributed product expertise and global industrial customers in the vehicular and industrial/commercial (e.g., HVAC&R) arena.

Based on its review, and in anticipation of the future disposition of Modine’s Automotive business segment, the HCC Committee changed the composition of the peer group for fiscal 2021 by removing Briggs & Stratton Corporation, due to its reorganization, Westinghouse Air Brake Technologies Corporation, due to an increase in revenue putting it well beyond the size of an appropriate comparator, and WABCO Holdings Inc., following its acquisition by a privately held company.  The HCC Committee elected not to add any new peers, preferring to reassess the Company’s peer group following the divestiture of the Automotive business segment.

The following is the Company’s current peer group:

Allison Transmission Holdings, Inc.	Hubbell Incorporated	Standex International Corporation

Commercial Vehicle Group, Inc.	Lennox International Inc.	Stoneridge, Inc.

Donaldson Company, Inc.	Meritor, Inc.	Titan International, Inc.

Enerpac Tool Group Corp.	Mueller Industries, Inc.	Welbilt, Inc.

EnerSys Inc.	Regal-Beloit Corporation	Woodward Inc.

Harsco Corporation	SPX Corporation

The HCC Committee uses the publicly available peer group data to assist in the evaluation of the:

•	Compensation levels of the Company’s CEO and CFO;
•	Company’s compensation practices; and
•	Company’s relative performance and relative pay for performance for specified periods of time.

Use of Compensation Survey Data

The HCC Committee used the 2020 Mercer U.S. Executive Benchmark Database (the “Database”), which compiles data of manufacturing companies with revenues between approximately $1.0 billion and $2.5 billion to evaluate competitive pay levels of certain corporate officers and other key employees in addition to those of the CEO and CFO, and with revenues approximating each business unit to evaluate competitive pay levels of certain officers and other key employees who are heads of business units.  Survey pay data was size adjusted to approximate pay for an approximately $1.8 billion revenue company at the time of benchmarking for corporate officers and key corporate employees, and to approximate pay for business units with revenue similar to those of Modine’s business units for officers and key employees who are heads of business units.  Mercer did not identify, and the HCC Committee was not aware of, the identities of the companies whose information is reflected in the Database.  The HCC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact.  The HCC Committee does not use the survey data in a formulaic manner.  If the compensation of a particular NEO is substantially greater or less than the median in the survey for the same position, the HCC Committee takes the survey information into account when setting base salary, short-term and long-term incentive target values, but also exercises its discretion, taking into consideration the individual’s performance, tenure, experience and changes in job responsibilities.

The overall resulting pay positioning for the corporate officers and other key employees as a group is slightly below the median of the market data as defined above.

Description of Executive Compensation Program

The HCC Committee sets the compensation philosophy at Modine in a manner intended to promote the Company’s achievement of its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  In addition, the HCC Committee focuses on attracting and retaining employees who are qualified, motivated and committed to excellence.  The HCC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The short-term cash incentive is intended to reward the recipients for achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The long-term portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward executives for the Company’s superior long-term performance.

The HCC Committee’s actions are guided by the following principles:

•	Compensation is a primary factor in attracting and retaining employees, and the Company can only achieve its goals if it attracts and retains qualified and highly skilled people;

•
All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (both equity- and cash-based), are set to levels that the HCC Committee believes ensure that executives are fairly, but not excessively, compensated;

•	Strong financial and operational performance is expected, and shareholder value must be preserved and enhanced over time;

•
Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as stock awards, stock options and performance stock or cash awards;

•
Historically, operating units of the Company have been interdependent, and the Company, as a whole, has benefited from cooperation and close collaboration among individual units, making it important for the Company’s incentive plans to reward overall corporate results and focus on priorities that impact the total Company; however, going forward, the Company will use 80/20 principles to more clearly segment the organization, which may lead to a shift in the Company’s incentive plan approach in fiscal year 2023; and

•
The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to peers, so that in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the HCC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and receives compensation generally based upon the same factors as the other NEOs.  However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the compensation of other NEOs.  Mr. Brinker’s overall compensation (and Mr. Burke’s, during his tenure as the Company’s President and Chief Executive Officer) reflects a greater degree of policy- and decision-making authority and a higher level of responsibility for the strategic direction and financial and operational results of the Company.  Given the President and Chief Executive Officer’s key role in policy- and decision-making, the HCC Committee believes that the CEO’s compensation should be weighted more heavily toward long-term incentive awards so the CEO’s compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2021

The following is a summary of the elements of the Company’s executive compensation program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2021
Base Salary	Compares to 50th percentile, but use of judgment to determine actual pay	Attract and retain key personnel; reward for individual performance	Annual	Individual performance Length of time in the position and overall experience Consistency of performance Changes in job responsibility

Management Incentive Plan		Motivate and reward for achieving objectives	Annual	FCF% (50%) Adjusted EBITDA Growth (50%)

Long-Term Incentive Plan (% of total Long-Term Incentive Plan Value)	Compares to 50th percentile, but use of judgment to determine actual pay
Performance Cash Awards (40%)		Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3-year performance period with payout upon results certification	Three-year average Cash Flow ROI (50%) Three-year average Annual Revenue Growth (50%)

Retention Restricted Stock Unit Awards (40%)		Reward employees for their continued commitment to the Company	4-year ratable vesting starting on 1st anniversary of grant	Retention

Stock Options (20%)		Focus executives on driving long-term performance	4-year ratable vesting starting on 1st anniversary of grant (10 year term)	Stock price appreciation

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  Individual performance, based upon achievement of annual performance objectives and demonstration of leadership behaviors as reflected in each employee’s performance development plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the HCC Committee and, for the NEOs other than the CEO, the CEO.  The determination of base salary affects every other element of executive compensation because all of the other components, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are based on the amount of the individual’s base salary.  The HCC Committee annually reviews base salaries of the NEOs to ensure that the compensation levels are aligned with the HCC Committee’s principles, based on individual responsibility, performance and job scope.

Due to the uncertainty surrounding the impact of COVID-19 on the Company’s performance and overall markets, and the Company’s desire to preserve cash, the HCC Committee decided that none of the FY20 NEOs would receive a base salary increase with respect to their positions. However, Mr. Lucareli did receive an increase to his base salary for the August 1, 2020 to December 1, 2020 period where he served as Interim President and Chief Executive Officer, with such increase reflecting Mr. Lucareli’s increased responsibilities during that time, as reflected in the base salary table on page 26. Additionally, prior to Mr. McBurney becoming a named executive officer, the HCC approved a targeted base salary increase for him that took into consideration both subjective and objective criteria, including his individual responsibilities and performance, and his compensation relative to the market midpoint for his function. Also, Mr. Burke’s base salary was reduced by 20% from April 13, 2020 until his departure on August 28, 2020, and all other NEOs’ base salaries were reduced by 10% from April 13, 2020 to October 11, 2020.

The table below illustrates the base salary for each NEO in fiscal 2021.

Name	Prior Salary	Fiscal 2021 Approved Base Salary	Percent Increase

Mr. Brinker	NA	$800,000	NA
Mr. Burke	$975,000	$975,000	0.0%
Mr. Lucareli	$470,000	$470,000	0.0%
Ms. Stein	$363,000	$363,000	0.0%
Mr. McBurney	$322,000	$342,000	6.2%
Mr. Casterton	$341,000	$341,000	0.0%
Mr. Bowser	$464,000	$464,000	0.0%

CEO Base Salary

For Mr. Burke, the Governance Committee, working with the HCC Committee, evaluated his individual performance as the Company’s CEO by evaluating the achievement of his performance development plan goals.  Historically, following discussion with the former CEO, the HCC Committee recommended the CEO’s base salary to the Board of Directors based upon this evaluation. The Company intends to continue this practice moving forward with respect to Mr. Brinker serving as the Company’s CEO. Upon Mr. Brinker’s hire, Modine approved a base salary for Mr. Brinker appropriate for a new CEO, which was positioned below the median of CEO compensation relative to CEO positions of Modine’s peer group.

Short-Term, Performance-Based Cash Award

The Management Incentive Plan (the “MIP”) is Modine’s broadly applicable short-term, performance cash award plan designed to motivate and reward the Company’s leaders.  All NEOs participate in the MIP.  The HCC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return.  The HCC Committee believes the MIP metrics should be challenging but achievable and well-defined so they are understood by the MIP participants and, accordingly, actively drive results.

Due to the uncertainty surrounding the impact of COVID-19 on the Company’s performance and overall markets, and the Company’s desire to preserve cash, at its May 2020 meeting, the HCC Committee elected to defer its final determination of the timing and amount of the fiscal 2020 MIP payment until its October 2020 meeting. At its October 2020 meeting, the HCC Committee approved a full payment of the amounts earned under the fiscal 2020 MIP. This payment amounted to 22% of Target for fiscal 2020, and the amounts paid to each NEO thereunder are reflected in the Summary Compensation Table on page 35 as Non-Equity Incentive Plan Compensation. Mr. Burke’s employment with the Company terminated prior to the HCC Committee’s action to approve the fiscal 2020 MIP payment. However, pursuant to the Burke Transition Agreement, the Company agreed to pay Mr. Burke $214,500 with respect to the fiscal 2020 MIP, which amounted to 22% of Target for fiscal 2020. This amount has been reflected in the Summary Compensation Table on page 35 as Non-Equity Incentive Plan Compensation, together with the fiscal 2021 MIP payments.

The HCC Committee approved the use of two independent and equally-weighted performance goals for the fiscal 2021 MIP.  In fiscal 2021, the MIP continued to use the FCF% metric, but the HCC Committee replaced the Adjusted Operating Income Growth metric with Adjusted EBITDA Growth for the second metric.  The switch to Adjusted EBITDA Growth allows the Company to retain its focus on earnings-based metrics, but presents a more meaningful comparison across business units and time periods. For purposes of the MIP, FCF% is equal to Adjusted Free Cash Flow, which is “Net cash provided by operating activities,” less “Expenditures for property, plant and equipment,” plus or minus Permitted Adjustments, with such Adjusted Free Cash Flow divided by “Net sales,” all as reported externally for the Company’s financial statements. Adjusted EBITDA Growth is the simple arithmetic percentage change in Adjusted EBITDA for fiscal 2021 less Adjusted EBITDA for fiscal 2020, with that amount divided by Adjusted EBITDA for fiscal 2020. Adjusted EBITDA represents “Operating Income” plus “Depreciation and Amortization Expenses”, each as reported for the Company’s audited financial statements, plus or minus Permitted Adjustments. Permitted Adjustments include impairment charges, restructuring-related expenses, acquisition- and divestiture-related costs and adjustments and certain other gains and charges. The impact of the adoption of new U.S. GAAP accounting standards and significant changes in the Company’s accounting methods is another Permitted Adjustment. The Committee has negative discretion to disregard any Permitted Adjustments if disregarding any of them would result in a reduction of payment. In addition, under the 2020 Incentive Plan, the HCC Committee has negative discretion to reduce the amounts otherwise payable under the MIP, but may not increase such amount.

The HCC Committee chose to use the FCF% metric because it aligns management incentives with shareholder interests; is a measure of capital efficiency, including capital spending and working capital management.  The HCC Committee chose to use the Adjusted EBITDA Growth metric to incentivize increased earnings and shareholder return.  The HCC Committee considered the Company’s business plan, as well as seven years of historical performance results for Modine and 85 companies consisting of the compensation peers and other vehicle and capital goods manufacturing companies with revenues between $750 million and $7 billion when setting the FCF% and Adjusted EBITDA Growth goals. As a result, for the fiscal 2021 MIP, the HCC Committee set the FCF% Threshold, Target and Maximum goals at 1.5%, 4.5% and 7.5%, respectively.  With respect to Adjusted EBITDA Growth, the HCC Committee maintained the Threshold, Target and Maximum goals at 2%, 6% and 12%, respectively.  The HCC Committee maintained payout percentages for each goal at the same levels as for the fiscal 2020 MIP.

The specific levels for the MIP metrics for fiscal 2021 were as follows:

	Weight	Threshold	Target	Maximum	Actual
FCF%	50%	1.5%	4.5%	≥7.5%	8.0%
Adjusted EBITDA Growth	50%	2%	6%	≥12%	(5.5)%
Payout as a % of Target	N/A	10%	100%	200%	100%

Assuming Threshold achievement for each metric, each of the NEOs would receive 10 percent of the Target amount.  Assuming Maximum level achievement for each metric, each of the NEOs would receive 200 percent of the Target amount.  The Company pays amounts between the Threshold and Target and/or between Target and Maximum levels on a linear basis for achievement above Threshold and below Maximum.

Assuming achievement of the Target level for each metric, the NEOs would receive the following percentages of base salary:

MIP Target Payout for NEOs (Percentage of Base Salary)
Mr. Brinker	100%
Mr. Burke	100%
Mr. Lucareli	70% / 100%
Ms. Stein	60%
Mr. McBurney	60%
Mr. Casterton	60%
Mr. Bowser	70%

For the time period during which Mr. Lucareli served as the Company’s Interim President and Chief Executive Officer (August 1, 2020 to November 30, 2020), the Board increased his MIP Target payout percentage from 70% to 100%.  As a result, Mr. Lucareli’s MIP Target payout was calculated by applying his Target percentage of 100% to his base salary of $650,000 from August 1, 2020 to November 30, 2020, and applying his Target percentage of 70% to his base salary of $470,000 for the remainder of fiscal 2021. The percentages for Ms. Stein, Mr. McBurney and Mr. Casterton were each increased from 50% to 60% in fiscal 2021, in each case to better align the NEO with market expectations. The percentages for Mr. Burke and Mr. Bowser did not change in fiscal 2021.

For purposes of the MIP metrics, the Company’s FCF% for fiscal 2021 was 8.0 percent, and Adjusted EBITDA Growth was (5.5) percent.  As a result, the Committee approved of a payment for the MIP participants at 200 percent of Target for the FCF% metric. No payout was achieved for the Adjusted EBITDA Growth metric. Both metrics were weighted equally, for a total combined approved MIP payment at 100 percent of Target. Pursuant to the terms of the Burke Transition Agreement, Mr. Burke did not receive any payout under the fiscal 2021 MIP. Pursuant to the terms of his Restrictive Covenant Agreement, Mr. Bowser received a prorated portion of the MIP payment based upon his months of active employment during fiscal 2021.

Long-Term Incentive Compensation

The long-term incentive element of the Company’s executive compensation program is intended to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year.  Long-term compensation may be equity or cash-based, or a combination of each, and in any event, is structured so that the interests of the Company’s executive officers and other key employees are directly aligned with the interests of shareholders.  The long-term portion of the compensation package provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Performance Stock under the Long-Term Incentive Plan for Performance Period Ending in 2021

The performance period for Performance Stock under the long-term incentive compensation plan initiated in May 2018 was completed as of March 31, 2021.  The amount of the potential award varied based upon the achievement of Threshold, Target or Maximum performance levels.  The Company used two measures to determine payouts— three-year average Cash Flow ROI and three-year Average Annual Revenue Growth (“Revenue Growth”).  For purposes of the LTIP, Cash Flow ROI means Adjusted Free Cash Flow (as defined with respect to MIP, above), plus cash interest, which is cash paid for interest expense related to outstanding debt, with the total amount divided by average capital employed.  The calculation of Cash Flow ROI is based on a three-year average Cash Flow ROI for fiscal 2019 through fiscal 2021 with average capital employed determined over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end).  Revenue Growth is the simple three-year average of the Company’s annual change in revenue over the performance period, as reported for the Company’s audited financial statements. Each metric for performance stock awards is calculated independently of the other metric, and each was weighted at 50 percent of the total award.  The Threshold performance goal was the minimum performance goal that must have been achieved by the Company for the NEOs to earn shares of common stock.

The performance goals for the LTIP metrics for performance stock awards for the period ending in fiscal 2021 were as follows:

	Weight	Threshold	Target	Maximum	Actual
Cash Flow ROI	50%	7%	10.5%	≥14%	11.1%
Revenue Growth	50%	3%	8%	≥13%	(4.7)%
Payout as a % of Target	N/A	10%	100%	200%	59%

For the performance period ended in fiscal 2021, the Company’s three-year average Cash Flow ROI was 11.1 percent, which resulted in a payout equal to 118 percent of Target for the Cash Flow ROI metric.  The Company’s three-year Revenue Growth was (4.7) percent, and therefore no payout was earned for the Revenue Growth metric.  Overall, both metrics were weighted equally, and the payout under the LTIP for the Performance Stock was 59 percent of the Target for the total award.  As a result of Mr. Burke’s cessation of employment with the Company, Mr. Burke forfeited the right to receive Performance Stock under the Long-Term Incentive Plan for the performance period ending in fiscal 2021.  As part of his Restrictive Covenant Agreement, Mr. Bowser received a full payout of Performance Stock, based on actual performance, equal to 59 percent of the Target for the total award, under the Long-Term Incentive Plan for the performance period ending in fiscal 2021.

Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2021

In fiscal 2021 the HCC Committee approved long-term performance grants as a percentage of base salary and included the use of performance cash awards as part of the Company’s long-term incentive compensation plan.  Because the Company experienced a decline in its share price, largely associated with the COVID-19 pandemic, the Company had an insufficient number of authorized shares available under the 2017 Incentive Compensation Plan to grant the FY21-23 LTIP equity awards to its participants at the time it would normally make such grants in May 2020. Due to this shortfall, the decision was made to delay these awards and also grant performance cash awards in lieu of performance-based stock, as further described below. The Company’s 2020 Incentive Compensation Plan share request was approved in July 2020, allowing the Company to move forward with its fiscal 2021 LTIP grants, which it did in October 2020. For fiscal 2021, the Company’s long-term incentive plan included:

Performance Cash Awards (40 percent of long-term incentive dollars at Target).  To minimize share utilization, for fiscal 2021 the Company replaced the performance share component of its LTIP design with a performance cash component. Performance cash is earned by achieving corporate financial goals over a three-year period (ending March 31, 2023) and will be paid after the end of that three-year period.  Payout levels vary based upon the achievement of Threshold, Target or Maximum goals in each of the Cash Flow ROI and Revenue Growth metrics, as described below.  Once earned, the performance cash awards are not subject to any restriction.  Determinations of the achievement of performance goals for the performance cash awards are not made until the Company’s audited financial statements covering the last year in the performance period are completed and the results for the fiscal year are announced publicly.

Stock Options (20 percent of long-term incentive dollars at Target).  The HCC Committee believes that stock options focus executives on driving long-term performance.  Stock options have an exercise price equal to the fair market value of the common stock on the effective date of the grant so recipients recognize a value only if and to the extent that the value of the common stock increases.  The stock options granted in fiscal 2021 vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.  The stock options expire ten years from the date of grant.

Retention Restricted Stock Unit Awards (40 percent of long-term incentive dollars at Target).  Retention restricted stock unit awards reward employees for their continued commitment to the Company.  The Company grants the employees restricted stock units which vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.

In fiscal 2021, the HCC Committee utilized two metrics for the award of performance cash awards – Cash Flow ROI and Revenue Growth over the three-year performance period.  Each metric for performance cash awards is weighted at 50 percent and is calculated independently of the other metric.  These two metrics are intended to reward long-term growth and the creation of shareholder value through the profitable deployment of additional capital and free cash flow generation, and to emphasize the importance of revenue growth for the Company.  The Threshold performance goal is the minimum performance goal that must be achieved by the Company for the participants to earn cash pursuant to a performance cash award.

For purposes of the LTIP, Cash Flow ROI and Revenue Growth have the same meanings set forth in the section above titled Performance Stock under the Long-Term Incentive Plan for Performance Period Ending in 2021, provided the calculation of each metric will be based on a three-year period beginning with fiscal 2021 and ending with fiscal 2023.

For the fiscal 2021 through fiscal 2023 LTIP, the HCC Committee considered the Company’s business plan as well as seven years of historical performance results for Modine and 85 companies consisting of the compensation peers and other vehicle and capital goods manufacturing companies with revenues between $750 million and $7 billion when setting the Cash Flow ROI and Revenue Growth goals.  As a result, the HCC Committee made no adjustments to the Threshold, Target or Maximum levels, or the payout percentages, compared to the fiscal 2020 through fiscal 2022 LTIP, for either Cash Flow ROI or Revenue Growth goals.  The goals at the Threshold, Target, and Maximum levels are intended to incentivize participants to achieve the Threshold level and strive for greater performance beyond the Threshold level.

The specific three-year performance goals for the LTIP metrics for performance cash awards granted in fiscal 2021 are as follows:

	Threshold	Target	Maximum
Cash Flow ROI	7%	10.5%	≥14%
Revenue Growth	3%	8%	≥13%

The specific levels of performance cash award metrics are set forth below:

Performance	Cash Flow ROI (50%)	Revenue Growth (50%)
Threshold	10% of Target Awards	10% of Target Awards
Target	100% of Target Awards	100% of Target Awards
Maximum	200% of Target Awards	200% of Target Awards

If actual Cash Flow ROI or Revenue Growth for the performance period is between Threshold and Target and/or between Target and Maximum, the amount of performance cash earned will be determined on a linear basis.  In the event that either the Company’s actual Cash Flow ROI or Revenue Growth does not meet the Threshold for the performance period, no performance cash will be earned under that performance cash award metric.  In the event that either the Company’s actual Cash Flow ROI or Revenue Growth exceeds the Maximum for the performance period, only the Maximum percentage of the Target amount of performance cash for that metric will be earned.  Notwithstanding the foregoing, the HCC Committee retains the discretion to decrease the amount of performance cash earned under the LTIP.

The Company uses Cash Flow ROI (a measure indicative of the cash flow return and efficiency of invested capital) to evaluate its financial performance, so the HCC Committee used the Cash Flow ROI metric to incentivize management to continue to improve the Company’s financial performance.  Similarly, because Revenue Growth is a key measure of growth that is easy to understand and communicate, the HCC Committee used the Revenue Growth metric to incentivize management to create additional shareholder value through the continued growth of the Company.  For both metrics, the HCC Committee set the Threshold level at what it believed to be an acceptable return and set the Maximum level at what it believed to be exceptional performance with each corresponding to an appropriate competitive payout level.  Achievement and payout for each measure is calculated and paid out independently of the other measure.

As mentioned above, the HCC Committee and, for Mr. Brinker (and Mr. Burke, during his tenure as the Company’s President and Chief Executive Officer), the Board, approves the grants for each NEO under the long-term incentive plan as a percentage of base salary.  Assuming achievement of the Target level for each metric under the performance cash awards, the NEOs would receive the following percentages of base salary in total grants under the long-term incentive plan approved in fiscal 2021:

LTIP Target Payout for NEOs (Percentage of Base Salary)
Mr. Brinker	250%
Mr. Burke	290%
Mr. Lucareli	200%
Ms. Stein	100%
Mr. McBurney	100%
Mr. Casterton	100%
Mr. Bowser	175%

Mr. Lucareli’s percentage was increased by the Board from 175% to 200% at the time of his appointment as Interim President and Chief Executive Officer, and remained at that level following the appointment of Mr. Brinker to the role of President and Chief Executive Officer. The percentages for the remaining NEOs were unchanged from those for fiscal 2020; however, pursuant to the terms of the Burke Transition Agreement, the Company did not make any LTIP grants to Mr. Burke in fiscal 2021. The table below sets forth the number of shares subject to stock options and the number of restricted stock units issued to each NEO in fiscal 2021 as well as the value of performance cash that would be earned upon achievement of each of the long-term incentive plan metrics on March 31, 2023:

			Performance Cash Awards
	Shares Subject to Stock Options (#)	Shares of Restricted Stock Units (#)	Threshold	Target	Maximum
Mr. Brinker	22,843	23,592	$26,400	$264,000	$528,000
Mr. Lucareli	78,377	78,550	$52,000	$520,000	$1,040,000
Ms. Stein	21,885	21,934	$14,520	$145,200	$290,400
Mr. McBurney	20,619	20,665	$13,680	$136,800	$273,600
Mr. Casterton	20,559	20,604	$13,640	$136,400	$272,800
Mr. Bowser (1)	48,956	49,063	$32,480	$324,800	$649,600

(1)
In connection with Mr. Bowser’s January 2021 exit from Modine, and in accordance with the terms of the Bowser Letter Agreement, all grants made to Mr. Bowser pursuant to the LTIP commencing in fiscal 2021, except for the Restricted Stock Units scheduled to vest in October 2021 and October 2022 (24,530 total Restricted Stock Units), have been forfeited.

In addition to the above-described awards, Mr. Brinker was awarded certain retention restricted stock unit awards, performance cash awards, and cash-based award (collectively, the “Make Whole Awards”) under his employment agreement to make him whole with respect to certain unvested incentive compensation that was forfeited upon the termination of employment with his prior employer in order to join Modine.  Pursuant to Mr. Brinker’s employment agreement, the Make Whole Awards were issued subject to Modine’s standard agreements for retention restricted stock unit awards and performance cash awards.  The Make Whole Awards consisted of the following:

Retention Restricted Stock Units
Grant Date	Units Granted	Vesting Schedule
December 1, 2020	10,127	100% on 6/18/2021
December 1, 2020	60,349	50% on 2/22/21 and 2/22/22
December 1, 2020	72,573	33% on 3/3/21, 3/3/22, and 3/3/23
December 1, 2020	20,153	33% on 5/20/21, 5/20/22, and 5/20/23

Performance Cash (Fiscal 2021-Fiscal 2023)
	Cash Flow ROI (50%)	Revenue Growth (50%)	Payout Level	Potential Payout Amount*
Threshold	7.0%	3.0%	5% of Target	$40,336
Target	10.5%	8.0%	50% of Target	$403,359
Maximum	≥14.0%	≥13.0%	100% of Target	$806,717

*
Mr. Brinker was granted a make whole award with a Target amount of performance cash equal to $806,717.  This column shows the portion of that Target amount that could become payable at the threshold, target, and maximum levels of performance for each metric.

Executive Compensation in Fiscal 2022

For the fiscal 2022 MIP, the HCC Committee approved two metrics, FCF% and Adjusted EBITDA Growth, as the performance measures under the plan. Each metric remains unchanged from fiscal 2021 and will be determined in a similar manner as in fiscal 2021.  Each metric is independent of the other, the metrics are equally weighted, and each metric will be adjusted to account for certain approved items.

For fiscal 2022, the HCC Committee approved the Company’s LTIP for fiscal 2022 through fiscal 2024 to include: retention restricted stock unit awards (35 percent of long-term incentive dollars at Target); stock options (20 percent of long-term incentive dollars at Target); and performance cash awards (45 percent of long-term incentive dollars at Target).  The HCC Committee adjusted the relative percentages among certain components of the LTIP grants for fiscal 2022, decreasing retention restricted stock unit awards from 40 percent to 35 percent of long-term incentive dollars at Target, and increasing performance cash awards from 40 percent to 45 percent of long-term incentive dollars at Target.  The HCC made this adjustment to increase the emphasis on the Company’s long-term performance and better align the Company with prevailing market practices. The vesting schedules for retention restricted stock unit awards and stock options are the same, namely 25 percent each year over a period of four years, beginning on the first anniversary of the grant.  Performance cash awards have a three-year performance period, which is the same duration as in prior years, and the HCC Committee approved two performance metrics – three-year Average Cash Flow ROI and three-year Average Adjusted EBITDA Growth.  The Average Cash Flow ROI metric remains unchanged from fiscal 2021 and will be determined in a similar manner as in fiscal 2021, while the Average Adjusted EBITDA Growth metric replaces the Average Annual Revenue Growth metric. Average Adjusted EBITDA Growth will be the simple average of the Adjusted EBITDA Growth for each year during the performance period, with Adjusted EBITDA Growth determined in a similar manner as in the fiscal 2022 MIP.  Each metric is independent of the other and the metrics are weighted equally at 50 percent each.

Employment and Post-Employment Benefits

General Benefit

The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides.  These benefits include medical and dental coverage, disability insurance and life insurance.  The cost of these benefits is partially borne by the employee, including each NEO.

The Company does not generally provide perquisites to any of the NEOs.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including the Modine Manufacturing Company 401(k) Retirement Plan (formerly known as the Modine 401(k) Plan for Salaried Employees), which is an employee and employer funded “Safe Harbor” plan.  In recent years, the Company has contributed to participant 401(k) accounts (including NEO participants) a Safe Harbor Matching Contribution equal to 100 percent of the first 3 percent of compensation that an employee contributes to the Plan as an Elective Deferral for the Plan Year, plus 50 percent of the next 3 percent of compensation that an employee contributes as an Elective Deferral for the Plan Year. For eligible NEOs and eligible senior managers whose eligible compensation exceeds the IRS annual compensation limit, the Company has applied this matching formula to the applicable over-the-limit compensation and this amount is contributed to the Modine Deferred Compensation Plan.  The Company did not make any additional contributions to the Modine Manufacturing Company 401(k) Retirement Plan for fiscal 2021.

While the Modine Manufacturing Company 401(k) Retirement Plan “Safe Harbor” contribution is available to the Company’s eligible employees in the U.S., each individual participant’s 401(k) plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the 401(k) plan.  Additionally, each eligible NEO’s and senior manager’s Deferred Compensation Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the employee’s annual eligible compensation, the investment choices of the participant (the same investment choices are available to all eligible NEOs and senior managers in the plan) and the number of years the employee has participated in the Deferred Compensation Plan.

In fiscal 2020, the Company made matching contributions to an NEO’s account under the 401(k) Retirement Plan or Deferred Compensation Plan, as applicable, equal to the sum of 100 percent of the first 3 percent of compensation an NEO elected to contribute to the 401(k) Retirement Plan or Deferred Compensation Plan, as applicable, and 50 percent of the next 3 percent of compensation an NEO elected to contribute to the 401(k) Retirement Plan or Deferred Compensation Plan, as applicable. However, due to the uncertainty surrounding the impact of COVID-19 on the Company’s performance and overall markets, and the Company’s desire to preserve cash, effective as of July 15, 2020, the Company suspended matching of employee contributions to participant 401(k) accounts and Deferred Compensation Plan accounts.  Effective January 1, 2021, the Company resumed “Safe Harbor” contributions to participant 401(k) accounts and Deferred Compensation Plan accounts.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table for Fiscal 2021 below.  Mr. Lucareli and Mr. McBurney participate in the Company’s defined benefit pension plan, as did Mr. Bowser prior to his cessation of employment effective January 7, 2021.  Mr. Brinker, Mr. Burke, Ms. Stein and Mr. Casterton joined the Company after the defined benefit pension plan was closed to new participants.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of the Company, including the NEOs, may participate in the following plans:

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan that allows a highly compensated employee to defer up to 10 percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return and the investment alternatives are generally the same as the 401(k) Retirement Plan.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.  As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match and Company contributions to the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Executive Supplemental Retirement Plan (“SERP”).  The SERP is a nonqualified pension plan.  The SERP, like the defined benefit pension plan, is frozen and intended to be an extension of the Company’s qualified pension plan.  Under the SERP, salary and bonus that are in excess of statutory limits are taken into account in determining nonqualified benefits payable to an employee.

Severance Plan

The Company has a severance plan that was last updated by the HCC Committee in fiscal 2012 (the “Severance Plan”) for members of the Executive Council as recommended to the Committee by the Company’s CEO, to ensure consistent treatment of individuals in such positions in the event of an involuntary termination of employment without cause.  The Severance Plan provides that such individuals would be paid their annual base salary at the time of termination in installment payments over the course of the year following termination, and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination.  In order to receive these benefits, participants are required to release the Company from any and all liability.  Additionally, the Severance Plan provides certain benefits in the event of an NEO’s termination of employment in connection with a change in control of the Company.  See Potential Post-Employment Payments below for additional information about benefits under the Severance Plan.  All NEOs other than Mr. Brinker  (who has a separate employment and change in control agreement) and Mr. Burke (who had a separate employment agreement and entered into the Burke Transition Agreement) are covered (or, in the case of Mr. Bowser who entered into the Bowser Letter Agreement, was covered) under the Severance Plan.

Share Ownership Guidelines - Officers

The Company has maintained share ownership guidelines for directors and officers of the Company, including the NEOs, since 2008.  The Board continues to believe that directors and officers should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward compliance with the guidelines.

The current guidelines, which were updated in 2020, provide that, on the fifth anniversary of appointment to the position, the President and CEO is expected to hold shares of Company stock with a value of at least five times his annual base salary.  In addition, the guidelines now do not distinguish between NEOs and other executive officers and provide that all executive officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least three times their current annual base salary.  The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years.  The HCC Committee reviews the guidelines and compliance therewith on at least an annual basis.  The chair of the Governance Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline after the initial five-year period and, in such an event, may make an exception to the guidelines for such individual.  Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings.  Each of the NEOs who has been an officer of the Company for at least five years is currently in compliance with the stock ownership guidelines.

Related Policies Applicable to Executive Officers

Under the Company’s Insider Trading Policy, all directors and executive officers, including the NEOs, are prohibited from holding shares of Company stock in a margin account or otherwise pledging shares of Company stock in any way, and all directors and employees, including their designees, of the Company are prohibited from engaging in hedging or monetizing transactions involving Company stock.   The HCC Committee has also implemented an incentive compensation recoupment (or “clawback”) policy.  Effective beginning with awards granted in fiscal 2013, the clawback policy requires forfeiture or repayment of any awards granted under the Incentive Plan (i.e., the MIP (cash bonus) or any long-term incentive awards) if the HCC Committee determines that a participant committed an act of misconduct that is adverse, or reasonably expected to be adverse, to the best interests of the Company or its shareholders.

Employment Agreements

The Company entered into an employment agreement with Mr. Brinker during fiscal 2021 that governs his employment terms and provides for certain post-termination benefits.  Additionally, Mr. Brinker’s employment agreement provided initial benefits of relocation expenses and a make whole cash award, both subject to twelve (12) months of continued employment (with exceptions for terminations without Cause, due to death or disability, or a Good Reason termination) from his employment start date, and Make Whole Awards (as described above in the section titled Long-Term Incentive Compensation).  The amount of Mr. Brinker’s relocation expenses is set forth below in the All Other Compensation Table and is subject to recoupment if the aforementioned employment conditions are not met.  In the event of Mr. Brinker’s continued employment, he will be entitled to a cash Make Whole Award of Five Hundred and Seventy-Four Thousand Dollars ($574,000), which was paid on June 4, 2021, but remains subject to recoupment if the aforementioned employment conditions are not met. As described in greater detail in the section above titled Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2021 on page 28, Mr. Brinker also received certain other Make Whole Awards pursuant to his employment agreement, which are subject to vesting, both time-based and performance-based.

The Company also entered into the Burke Transition Agreement during fiscal 2021 which sets forth the terms of Mr. Burke’s severance and superseded the terms of the employment agreement the Company had previously entered into with Mr. Burke.  Also, the Company entered into the Bowser Letter Agreement during fiscal 2021, which sets forth some of the terms of Mr. Bowser’s severance.  See Potential Post-Employment Payments below for additional information about benefits in the event of a termination of employment under Mr. Brinker’s employment agreement, Mr. Burke’s employment agreement, the Burke Transition Agreement, and the Bowser Letter Agreement.

Effective as of August 31, 2020, the Company entered into certain CEO Transition Retention Agreement Letters with Messrs. Lucareli, McBurney, and Bowser and Ms. Stein to provide a retention incentive for such NEOs through the transition of the CEO role from Mr. Burke to Mr. Brinker.  The CEO Transition Retention Agreement Letters provided for a cash award incentive and a future grant of Retention Restricted Stock Units to each of the foregoing NEOs if they remain employed with the Company until August 4, 2022 (unless terminated earlier by the Company without Good Cause).  The cash award incentive under the CEO Transition Retention Agreement Letters for each of the applicable NEOs is equal to fifty percent (50%) (40% for Mr. McBurney) of the NEO’s base salary as of August 4, 2022 and the future grant of Retention Restricted Stock Units will be equal, based on grant date fair value, to fifty percent (50%) (45% for Mr. McBurney) of each applicable NEO’s target value of his or her prevailing annual LTIP award as of August 4, 2022, based on the closing stock price of the Company on August 3, 2022.  In the event of an NEO’s termination of employment without Good Cause prior to August 4, 2022, the CEO Transition Retention Agreement Letters provide for a payout of the incentive amounts as severance at the time of the termination of employment.  See Potential Post-Employment Payments below for additional information about benefits in the event of a termination of employment under the CEO Transition Retention Agreement Letters.

The Company has entered into change in control agreements with Mr. Brinker and Mr. Lucareli and certain other key employees.  The purpose of these agreements is to ensure continuity and, in the case of a change in control, the continued dedication of key employees during any period of uncertainty due to a proposed or pending change in control of the Company.  See Potential Post-Employment Payments below for additional information about benefits in the event of a change in control under the employment agreements and the change in control agreements.

Tax Implications for NEOs

The HCC Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”).  For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section.  The HCC Committee has generally structured the elements of the Company’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A.  Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs.  Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer.  When the Company entered into the change in control agreement with Mr. Lucareli, which was entered into prior to 2009, the HCC Committee structured the change in control payment to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments to him.  The portion of the Severance Plan applicable in a change in control, which is applicable to those joining the Company’s senior management on or after the date of adoption of the Severance Plan, does not provide excise tax gross ups in the event of a change in control.

Tax Implications of IRC Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid in any tax year to a company’s CEO, CFO, and its three most highly compensated NEOs (other than the CEO and CFO) regardless of whether they were in service as of the end of any such tax year (each a “covered employee”). Additionally, for any NEO whose compensation was or is subject to this limitation in any tax year beginning in or after 2017, that executive officer’s compensation will remain subject to this annual deductibility limitation for any future tax year in which he or she receives compensation from Modine, regardless of whether he or she remains a NEO.

Accordingly, Modine is only able to deduct up to $1,000,000 per year of the compensation payable to any of our NEOs who is a “covered employee” as determined under Section 162(m), unless certain transition relief pursuant to tax reform legislation signed into law on December 22, 2017, would apply to the applicable compensation.

COMPENSATION COMMITTEE REPORT

The HCC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the HCC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2021.

THE HUMAN CAPITAL AND COMPENSATION COMMITTEE

Christopher W. Patterson, Chair
Charles P. Cooley
Suresh V. Garimella
Larry O. Moore

FISCAL 2021 NEO COMPENSATION

2021 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company’s NEOs, which include (i) the Principal Executive Officer, (ii) the Principal Financial Officer, (iii) the three most highly compensated executive officers, serving as officers as of the end of fiscal 2021, (iv) Mr. Burke, who was an executive officer of the Company prior to his cessation of employment in August 2020, and (v) Mr. Bowser, who was an executive officer of the Company prior to his cessation of employment in January 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)

Neil D. Brinker	2021	258,462	-	2,090,225	132,033	266,667	NA	183,984	2,931,370
President and CEO

Thomas A. Burke	2021	337,500	-	-	-	214,500	NA	5,286,871	5,838,871
Former President and CEO
	2020	975,000	-	2,261,997	564,568	-	NA	47,286	3,848,851

	2019	965,000	-	2,144,993	531,759	936,050	NA	46,105	4,623,907

Michael B. Lucareli	2021	514,204	-	520,001	260,212	507,726	14,691	11,653	1,828,486
EVP, CFO
	2020	465,750	-	657,988	164,226	-	46,846	22,922	1,357,731

	2019	448,500	-	634,197	157,223	304,532	0	22,006	1,566,458

Sylvia A. Stein	2021	344,850	-	145,203	72,658	248,298	NA	9,231	820,240
VP, GC, Corp. Sec. and
Chief Compliance Officer	2020	359,750	-	290,394	72,480	-	NA	18,322	740,946

Matthew J. McBurney	2021	320,185	-	136,802	68,455	229,158	16,023	8,788	779,411
VP, BHVAC

Joel T. Casterton	2021	323,950	-	136,398	68,256	233,228	NA	8,106	769,938
VP, HDE
	2020	337,750	-	272,811	68,088	-	NA	16,791	695,440

Scott L. Bowser	2021	340,862	-	324,797	162,534	314,517	17,088	1,129,099	2,288,897
Former VP, CIS and COO
	2020	460,500	-	649,607	162,130	-	55,517	22,606	1,350,360

	2019	406,292	-	316,794	78,537	218,978	0	19,894	1,040,495

(1)	The salary amounts include amounts deferred at the NEO’s option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for retention restricted stock unit awards and performance stock awards awarded in fiscal 2020 and 2019.  For fiscal 2021, the Company granted the NEOs performance cash awards, the value of which will not appear in the Summary Compensation Table until those awards are paid.  The assumptions used to determine the fair value of the awards are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2021.

(3)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options.  The assumptions used to determine the value of the options are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2021.  The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be determined until the option is exercised.

(4)
The amounts in the “Non-Equity Incentive Plan Compensation” column include payments under the MIP for both fiscal 2020 and fiscal 2021, as applicable to each NEO.  The amount reported in the “Non-Equity Incentive Plan Compensation” column includes the following fiscal 2020 MIP awards: $214,500 for Mr. Burke, $71,726 for Mr. Lucareli, $70,917 for Mr. Bowser, $39,573 for Ms. Stein, $35,008 for Mr. McBurney, and $37,153 for Mr. Casterton.  The amount reported in the “Non-Equity Incentive Plan Compensation” column include the following fiscal 2021 MIP awards: $266,667 for Mr. Brinker, $436,000 for Mr. Lucareli, $243,600 for Mr. Bowser, $208,725 for Ms. Stein, $194,150 for Mr. McBurney, and $196,075 for Mr. Casterton.  No amount was payable to Mr. Burke for fiscal 2021 pursuant to the MIP due to his termination of employment, and the amount payable to Mr. Bowser for fiscal 2021 was prorated in accordance with his Restrictive Covenant Agreement.

(5)
Represents the change in pension value between the end of fiscal 2020 and the end of fiscal 2021 for the NEOs who participate in the Modine Manufacturing Company Pension Plan and the Executive Supplemental Retirement Plan.  For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 3.2 percent as of March 31, 2021 and 3.4 percent as of March 31, 2020.

(6)	The amounts set forth in this column for fiscal 2021 include:

•
Company matching contributions to participant accounts in the 401(k) Retirement Plan (“401(k) Company Match”) equal to 100 percent of the amount contributed to the plan by the employee for up to 3 percent of annual income, and 50 percent of the amount contributed to the plan by the employee for up to an additional 3 percent of annual income, subject to the maximum contribution limit to the plan ($19,500 in calendar years 2020 and 2021); provided, that due to the uncertainty surrounding the impact of COVID-19 on the Company’s performance and overall markets, and the Company’s desire to preserve cash, the Company elected to suspend the 401(k) Company Match beginning July 15, 2020, with a resumption of the 401(k) Company Match effective as of January 1, 2021;

•
Company contributions to the Deferred Compensation Plan equal to the amount of the Company match on salary that could not be contributed to the 401(k) Retirement Plan, because of statutory limits (“Company Excess Match/Contribution Overflow to Deferred Compensation Plan”);

•	Company payment of long-term disability insurance premiums (“Long-Term Disability Insurance Premiums”);

•	Company payment of life insurance premiums (“Life Insurance Premiums”);

•	Severance payments; and

•	Perquisites and other personal benefits. The perquisites for Mr. Brinker include relocation expenses of $178,285.

Name	401(k) Company Match ($)	Company Excess Match / Contribution Overflow to Deferred Compensation Plan ($)	Long-Term Disability & Life Insurance Premiums ($)	Severance ($)	Perquisites ($)	Total ($)

Neil D. Brinker	5,538	-	161	-	178,285	183,984

Thomas A. Burke	2,745	-	1,182	5,282,944	-	5,286,871

Michael B. Lucareli	9,583	-	2,070	-	-	11,653

Sylvia A. Stein	7,635	-	1,597	-	-	9,231

Joel T. Casterton	6,587	-	1,519	-	-	8,106

Brian J. Agen	4,752	-	1,502	-	-	6,253

Matthew J. McBurney	7,275	-	1,512	-	-	8,788

Scott L. Bowser	5,407	-	1,431	1,122,260		1,129,099

Grants of Plan-Based Awards for Fiscal 2021

In fiscal 2021, the Company granted stock options, retention restricted stock units, performance cash and short-term cash incentives as Plan-Based Awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Stock options granted in fiscal 2021 vest in four annual installments commencing one year after the date of grant.  The stock options expire ten years from the date of grant.  Except with respect to Mr. Brinker’s Make Whole Awards, which are discussed in the Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2021 on page 28, retention restricted stock units granted in fiscal 2021 vest in four annual installments commencing one year after the date of grant. Further details regarding the performance cash and short-term cash incentives (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of awards made in the fiscal year ended March 31, 2021 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts of Performance-based Awards Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (1)	All Other Option Awards; Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Neil D.	NA (2)	26,667	266,667	533,334							NA
Brinker	12/1/20 (3)	26,400	264,000	528,000							NA
	12/1/20							186,794			2,090,225
	12/1/20								22,843	11.19	132,033
	12/1/20 (4)	80,672	806,717	1,613,434							NA

Michael B.	NA (2)	43,600	436,000	872,000							NA
Lucareli	10/2/20 (3)	52,000	520,000	1,040,000							NA
	10/2/20							78,550			520,001
	10/2/20								78,377	6.62	260,212

Sylvia A.	NA (2)	20,873	208,725	417,450							NA
Stein	10/2/20 (3)	14,520	145,200	290,400							NA
	10/2/20							21,934			145,203
	10/2/20								21,885	6.62	72,658

Matt J.	NA (2)	19,415	194,150	388,300							NA
McBurney	10/2/20 (3)	13,680	136,800	273,600							NA
	10/2/20							20,665			136,802
	10/2/20								20,619	6.62	68,455

Joel T.	NA (2)	19,608	196,075	392,150							NA
Casterton	10/2/20 (3)	13,640	136,400	272,800							NA
	10/2/20							20,604			136,398
	10/2/20								20,559	6.62	68,256

Scott L.	NA (2)	24,360	243,600	487,200							NA
Bowser (5)	10/2/20 (3)	32,480	324,800	649,600							NA
	10/2/20							49,063			324,797
	10/2/20								48,956	6.62	162,534

(1)	Stock options and retention restricted stock units are made under the 2020 Incentive Compensation Plan.

(2)	These are the fiscal 2021 MIP awards, short-term incentive cash awards.

(3)	These are the fiscal 2021 performance cash awards, long-term performance cash awards made under the fiscal 2021 LTIP.

(4)	This is a performance cash award made to Mr. Brinker as a Make Whole Award, as described in the section above titled Long-Term Incentive Compensation.

(5)
In connection with Mr. Bowser’s January 2021 exit from Modine, all grants made to Mr. Bowser pursuant to the LTIP commencing in fiscal 2021, except for the Restricted Stock Units scheduled to vest in October 2021 and October 2022 (24,530 total Restricted Stock Units), have been forfeited.  Further, Mr. Bowser’s MIP award for fiscal 2021 (as reported in the Summary Compensation Table) was prorated based on the period he was employed during fiscal 2021.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)

Neil D.	-	22,843	11.19	12/1/30	132,429	1,955,976	-	-
Brinker

Thomas A.	47,937	-	15.90	8/28/21	-	-	-	-
Burke	34,042	-	17.90	8/28/21

Michael B.	4,820	-	14.93	7/21/21	110,124	1,626,531	42,526	628,109
Lucareli	3,783	-	5.75	6/5/22
	13,379	-	10.40	6/3/23
	10,651	-	14.94	6/2/24
	15,285	-	11.39	6/2/25
	27,065	-	10.00	5/31/26
	13,380	4,462	15.90	6/1/27
	10,064	10,067	17.90	5/30/28
	7,384	22,153	13.26	5/29/29
	-	78,377	6.62	10/2/30

Sylvia A.	4,444	4,444	17.90	5/30/28	34,058	503,037	18,771	277,248
Stein	3,259	9,777	13.26	5/29/29
	-	21,885	6.62	10/2/30

Matthew J.	1,583	-	14.93	7/21/21	31,134	459,849	13,829	204,254
McBurney	1,323	-	10.40	6/3/23
	2,791	-	14.94	6/2/24
	4,118	-	11.39	6/2/25
	3,790	-	10.00	5/31/26
	3,666	1,223	15.90	6/1/27
	2,338	2,340	17.90	5/30/28
	2,891	8,673	13.26	5/29/29
	-	20,619	6.62	10/2/30

Joel T.	9	-	14.93	7/21/21	32,143	474,752	17,304	255,580
Casterton	204	-	14.94	6/2/24
	632	-	11.39	6/2/25
	1,569	-	10.00	5/31/26
	1,014	341	15.90	6/1/27
	3,986	3,988	17.90	5/30/28
	3,061	9,185	13.26	5/29/29
	-	20,559	6.62	10/2/30

Scott L.	4,907	-	14.93	7/21/21	49,742	734,689	8,849	130,700
Bowser	7,785	-	10.40	1/7/22
	6,092	-	14.94	1/7/22
	8,726	-	11.39	1/7/22
	15,374	-	10.00	1/7/22
	7,875	-	15.90	1/7/22
	5,028	-	17.90	1/7/22
	7,290	-	13.26	1/7/22

(1)	The options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)
All of these shares are retention restricted stock unit awards (“Retention Restricted Awards”).  All Retention Restricted Awards vest in four equal annual installments commencing one year after the date of grant, except with respect to Mr. Brinker’s Make Whole Awards, which are discussed in the Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2021 on page 28.  The market value of the awards was determined by multiplying the number of restricted stock units by $14.77, the closing price of the Company’s common stock on the NYSE on March 31, 2021 (the last trading day of fiscal 2021).  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of retention restricted stock unit awards.

The restricted stock units vest as follows:

	Shares vesting for
	Neil Brinker (#)	Michael Lucareli (#)	Sylvia Stein (#)	Matthew McBurney (#)	Joel Casterton (#)	Scott Bowser (#)

May 20, 2021	6,717
May 29, 2021		6,202	2,737	2,428	2,571	6,123
May 30, 2021		4,428	1,955	1,029	1,754	2,212
June 1, 2021		4,106		1,126	314	2,415
June 18, 2021	10,127
October 2, 2021		19,637	5,483	5,166	5,151	12,265
December 1, 2021	5,898
February 22, 2022	30,175
March 3, 2022	24,191
May 20, 2022	6,717
May 29, 2022		6,202	2,737	2,428	2,571	6,123
May 30, 2022		4,431	1,956	1,029	1,755	2,213
October 2, 2022		19,637	5,483	5,166	5,151	12,265
December 1, 2022	5,898
March 3, 2023	24,191
May 20, 2023	6,719
May 29, 2023		6,205	2,739	2,429	2,574	6,126
October 2, 2023		19,637	5,483	5,166	5,151
December 1, 2023	5,898
October 2, 2024		19,639	5,485	5,167	5,151
December 1, 2024	5,898

(3)
The performance stock awards are reflected at the target level for the fiscal 2020 and 2019 awards.  The actual payout of performance stock awards granted in fiscal 2019 was 59% percent of Target.  See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of performance stock awards.  The market value of the performance stock awards was determined by multiplying the number of unvested shares by $14.77, the closing price of the Company’s common stock on the NYSE on March 31, 2021 (the last trading day of fiscal 2021).

Option Exercises and Stock Vested for Fiscal 2021

Each of the stock prices set forth below was the closing price of the Company’s common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Neil D. Brinker				30,174	438,126	(1)
				24,191	368,913	(2)

Thomas A. Burke	22,244	172,391	(8)	21,323	114,078	(3)
	47,321	366,950	(9)	14,979	80,138	(4)
	4,488	13,933	(10)	22,275	119,171	(5)
	33,972	111,455	(11)	14,701	78,503	(6)
	9,230	29,841	(12)	74,094	480,870	(7)
	55,538	132,330	(13)
	96,848	378,088	(14)
	27,622	17,402	(15)
	37,832	21,303	(16)
	25,385	53,577	(17)

Michael B. Lucareli				6,202	33,181	(3)
				4,428	23,690	(4)
				6,225	33,304	(5)
				4,103	21,910	(6)
				20,683	134,233	(7)

Sylvia A. Stein				2,737	14,643	(3)
				1,955	10,459	(4)

Matthew J. McBurney				2,428	12,990	(3)
				1,029	5,505	(4)
				1,743	9,325	(5)
				1,124	6,002	(6)
				5,668	36,785	(7)

Joel T. Casterton				2,571	13,755	(3)
				1,754	9,384	(4)
				482	2,579	(5)
				311	1,661	(6)
				1,571	10,196	(7)

Scott L. Bowser				6,123	32,758	(3)
				2,212	11,834	(4)
				3,536	18,918	(5)
				2,415	12,896	(6)
				12,172	78,996	(7)

(1)	Shares vested on February 22, 2021 at $14.52 per share, the closing price on such date.
(2)	Shares vested on March 3, 2021 at $15.25 per share, the closing price on such date.
(3)	Shares vested on May 29, 2020 at $5.35 per share, the closing price on such date.
(4)	Shares vested on May 30, 2020 at $5.35 per share, the closing price on May 29, 2020.
(5)	Shares vested on May 31, 2020 at $5.35 per share, the closing price on May 29, 2020.
(6)	Shares vested on June 1, 2020 at $5.34 per share, the closing price on such date.
(7)	Shares vested on June 5, 2020 at $6.49 per share, the closing price on such date.
(8)	Option exercised on January 8, 2021 at $13.50. The option was granted on June 5, 2012 at a share price of $5.75.
(9)	Option exercised on January 11, 2021 at $13.50. The option was granted on June 5, 2012 at a share price of $5.75.
(10)	Option exercised on January 11, 2021 at $13.50. The option was granted on June 3, 2013 at a share price of $10.40.
(11)	Option exercised on January 12, 2021 at $13.68. The option was granted on June 3, 2013 at a share price of $10.40.
(12)	Option exercised on January 12, 2021 at $13.63. The option was granted on June 3, 2013 at a share price of $10.40.
(13)	Option exercised on January 12, 2021 at $13.77. The option was granted on June 2, 2015 at a share price of $11.39.
(14)	Option exercised on January 12, 2021 at $13.90. The option was granted on May 31, 2016 at a share price of $10.00.
(15)	Option exercised on March 3, 2021 at $15.56. The option was granted on July 21, 2011 at a share price of $14.93.
(16)	Option exercised on March 3, 2021 at $15.50. The option was granted on June 2, 2014 at a share price of $14.94.
(17)	Option exercised on March 3, 2021 at $15.37. The option was granted on May 29, 2019 at a share price of $13.26.

Pension Benefits Table for Fiscal 2021

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Neil D. Brinker	NA	NA	NA	NA

Thomas A. Burke	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	223,161	-
	SERP	NA	NA	NA
	Total		223,161	-

Sylvia A. Stein	NA	NA	NA	NA

Matthew J. McBurney	Salaried Pension Plan	14.1	242,539	-
	SERP	NA	NA	NA
	Total		242,539	-

Joel T. Casterton	NA	NA	NA	NA

Scott L. Bowser	Salaried Pension Plan	8.3	289,976	-
	SERP	NA	NA	NA
	Total		289,976	-

(1)
The Company used the following assumptions to determine the present value of accumulated benefit as set forth in the table above: discount rate of 3.23%; Mortality: use of Pri-2012 (70% Blue Collar/30% White Collar Blend) table projected generationally using scale MP-2020 converging to the Proxy SSA ultimate improvement factors over 10 years for age and 20 year for cohort (post - retirement decrement only) with 2% and 6% increases in Calendar years 2021 and 2022, respectively; service up to March 31, 2006 and pay up to December 31, 2007 (the plans froze service accumulation on March 31, 2006 and pay changes on December 31, 2007); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80% of employees elect lump sums from the qualified plan and 20% elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 0.51% for years 0-5, 2.54% for years 5-20 and 3.45% for years 20+ and the specified 417(e) mortality table.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the “Salaried Pension Plan”), is frozen.  Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007).  The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine.  The Salaried Pension Plan was frozen consistent with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan.  Mr. Brinker, Ms. Stein and Mr. Casterton do not (and in the case of Mr. Burke, did not) participate in the Salaried Pension Plan because they joined the Company after December 31, 2003.

Retirement benefits are based upon an employee’s earnings for the five highest consecutive calendar years of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered).  Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan.  A minimum of five years of service was required for the benefits to vest.  The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee’s earnings and period of employment.  The pension benefit is not subject to offset against Social Security benefits.  Employees may retire with unreduced early retirement benefits at age 62 or may be eligible for deferred or other early retirement benefits depending on their age and years of service.  In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee’s age plus years of eligible service with the Company equals at least 85.  Furthermore, if employed on and before March 31, 2001, an employee who reaches age 62 and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time.  Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Code.  To the extent that an individual employee’s retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Nonqualified Deferred Compensation Table for Fiscal 2021

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Neil D. Brinker	-	-	-	-	-

Thomas A. Burke	13,500	-	69,708	1,093,146	155,261

Michael B. Lucareli	25,710	-	174,697	-	489,299

Sylvia A. Stein	6,897	-	7,521	-	24,858

Matthew J. McBurney	-	-	7,948	-	25,116

Joel T. Casterton	32,395	-	31,687	-	119,227

Scott L. Bowser	-	-	50,932	-	120,144

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)
Amounts are reported in the Summary Compensation Table.  Company matching contributions that could not otherwise be made to the 401(k) Retirement Plan because of statutory limits are made to the Deferred Compensation Plan.

(3)
All executive contributions and contributions by the Company for fiscal 2021 have been reported in the Summary Compensation Table for the current year (i.e., fiscal 2021).  In addition to the current year, executive contributions and contributions by the Company with respect to Mr. Burke for prior years in which Mr. Burke was an NEO have been reported in the Summary Compensation Table in prior years.  In total, $803,079 in contributions have been reported for Mr. Burke as an NEO in the Summary Compensation Table in prior years.  The remainder of the aggregate balance for Mr. Burke in the above column reflects earnings (and losses) on those contributions and all distributions.  In addition to the current year, since Mr. Lucareli became an NEO in fiscal 2011, the Company has reported $123,434 in contributions in the Summary Compensation Table for him prior to fiscal 2021.  The remainder of the aggregate balance for Mr. Lucareli in the above column reflects contributions prior to fiscal 2011 and earnings (and losses) on all contributions.  In addition to the current year, since Mr. Bowser became a participant in the Deferred Compensation plan in fiscal 2012, the Company has reported $50,941 in contributions in the Summary Compensation Table for him prior to fiscal 2021.  The remainder of the aggregate balance for Mr. Bowser in the above column reflects the earnings (and losses) on all contributions. In addition to the current year, since Ms. Stein became an NEO in fiscal 2020, the Company has reported $10,626 in contributions in the Summary Compensation Table for her prior to fiscal 2021.  The remainder of Ms. Stein’s aggregate balance in the above column reflects contributions prior to fiscal 2020 and the earnings (and losses) on all contributions.  In addition to the current year, since Mr. Casterton became an NEO in fiscal 2020, the Company has reported $36,202 in contributions in the Summary Compensation Table for him prior to fiscal 2021.  The remainder of the aggregate balance for Mr. Casterton in the above column reflects contributions prior to fiscal 2020 and the earnings (and losses) on all contributions.  Mr. McBurney became an NEO in fiscal 2021.  Beyond the contributions reported in the Summary Compensation Table for Mr. McBurney for the current year, the remainder of his aggregate balance in the above column reflects contributions prior to fiscal 2021 and/or earnings (and losses) on all contributions.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a nonqualified plan.  All of the NEOs currently employed by Modine are eligible to participate in the Deferred Compensation Plan.  The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan.  For the 2020 calendar year, an employee could generally contribute no more than $19,500 to the 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return.  Company contributions are also made to the Deferred Compensation Plan in an amount equal to the Company match and profit sharing contributions that would otherwise have been contributed to the 401(k) Retirement Plan but for the statutory limits.  All of the NEOs who participate in the Deferred Compensation Plan were fully vested in the Company contributions as of March 31, 2021.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by the Company and are generally the same as the alternatives available under the 401(k) Retirement Plan, but may be changed from time to time.  The NEOs are permitted to change their investment elections at any time on a prospective basis.  The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2021.

Name of Fund	Return for 12 Months Ended March 31, 2021
Aberdeen U.S. Small Cap Equity Fund Trust Inst	84.15%
Baird Aggregate Bond Inst	3.40%
DFA US Large Cap Equity Institutional	61.79%
Fidelity 500 Index Fund	56.34%
Fidelity Diversified International	47.29%
Fidelity Mid Cap Index Fund	73.59%
Fidelity Small Cap Index Fund	94.97%
Fidelity Total Intl Index Fund	52.17%
Fidelity US Bond Index Fund	0.37%
Hartford MidCap R6	73.55%
T. Rowe Price Trust Ret Blend 2005 B	25.65%
T. Rowe Price Trust Ret Blend 2010 B	28.22%
T. Rowe Price Trust Ret Blend 2015 B	30.97%
T. Rowe Price Trust Ret Blend 2020 B	34.83%
T. Rowe Price Trust Ret Blend 2025 B	39.94%
T. Rowe Price Trust Ret Blend 2030 B	44.85%
T. Rowe Price Trust Ret Blend 2035 B	49.18%
T. Rowe Price Trust Ret Blend 2040 B	53.00%
T. Rowe Price Trust Ret Blend 2045 B	55.96%
T. Rowe Price Trust Ret Blend 2050 B	55.96%
T. Rowe Price Trust Ret Blend 2055 B	56.07%
T. Rowe Price Trust Ret Blend 2060 B	55.97%
Wells Fargo Stable Return Fund N	2.05%

POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company has certain obligations to its NEOs upon a termination of employment as a result of agreements with such officers or other plans, arrangements or policies that benefit the officers.

Mr. Brinker is the only NEO who has an agreement with the Company governing the terms of his employment. Pursuant to the employment agreement that was entered into with Mr. Brinker in 2020, Mr. Brinker agreed to serve as an executive officer of the Company and devote his full time to the performance of his duties.

Prior to entering into the Burke Transition Agreement, Mr. Burke was party to an employment agreement with the Company governing the terms of his employment, which was entered into in 2007.  That employment agreement set forth the payments to which Mr. Burke would be entitled in the event of a termination of employment for various reason, including voluntary termination, retirement (including early retirement), death, disability, termination for Good Cause, and involuntary termination including termination without Good Cause or for Good Reason).  Since Mr. Burke’s employment terminated prior to the end of fiscal 2021, we have only described under this section the benefits he became entitled to upon his termination pursuant to the Burke Transition Agreement, which superseded Mr. Burke’s former employment agreement.  Similarly, we have only described under this section the benefits Mr. Bowser became entitled to upon his termination of employment on January 7, 2021 pursuant to the Bowser Letter Agreement, the Severance Plan and the CEO Transition Retention Agreement Letter dated August 31, 2020.

The following sets forth the amount of payments to each NEO (other than Mr. Burke and Mr. Bowser) in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, termination for Cause, and involuntary termination (including termination without Cause or for Good Reason).

Voluntary Termination.  An NEO may terminate his/her employment with the Company at any time.  In general, upon the individual’s voluntary termination:

•	we would not pay severance;
•	the executive would forfeit all unvested stock options, Retention Restricted Awards and performance stock awards;
•	all benefits and perquisites would cease; and
•
the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan, the SERP (see the Pension Benefits Table for Fiscal 2021 on page 41) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2021 on page 42).

Retirement and Early Retirement.  No NEOs were eligible for retirement on March 31, 2021.  In general, upon the executive’s full or early retirement:

•	we would not pay severance;
•	the HCC Committee may, in whole or in part, waive any or all remaining restrictions on unvested stock options and Retention Restricted Awards (for NEOs);
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death.  In general, upon the death of an NEO:

•	the executive’s estate would receive his/her base salary through the month in which the executive dies, plus any unused vacation pay;
•	all unvested stock options and Retention Restricted Awards would vest;
•	all benefits and perquisites would cease;
•
a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period; and

•
the NEO’s estate, if he or she was a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability.  If a total and permanent disability causes the termination of employment of an NEO, then for such NEO:

•	we would not pay severance;
•	all unvested stock options and Retention Restricted Awards would vest;
•
a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period;

•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Cause.  The Company may terminate Mr. Brinker’s employment for Cause under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Brinker under his employment agreement.  A termination for “Cause” generally means a termination for willful and continued failure to substantially perform his duties with the Company, conviction of a crime related to his duties, material breach of his employment agreement, or commission of an act of dishonesty or any willful act of misconduct which results in or could reasonably be expected to result in significant injury to the Company.  The other NEOs without an employment agreement may be terminated by the Company for cause at any time, and are not entitled to receive any severance payments or benefits upon such termination.  On the NEO’s termination date, generally, all unvested stock options, Retention Restricted Awards and long-term incentive awards would be forfeited and all benefits and perquisites would cease.  The NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Cause, or for Good Reason.  If the Company terminates Mr. Brinker’s employment and the termination is not for Cause or if Mr. Brinker terminates employment with the Company for Good Reason (“Good Reason” means at least one of the following events has occurred without the consent of the affected executive: a material diminution in the executive’s aggregate base salary and target incentive amount (other than pro rata reductions that also affect similarly situated employees); a material decrease in the executive’s authority, duties or responsibilities, or a material change in the geographic location at which the executive must perform services), the Company is obligated to pay to Mr. Brinker an amount equal to two times his base salary over a two-year period following his termination.  The Company’s obligation is subject to Mr. Brinker’s execution of a full release of any claims against Modine.

If the Company involuntarily terminates the employment of Mr. Lucareli, Ms. Stein, Mr. Casterton or Mr. McBurney without cause, these NEOs would receive benefits under the Severance Plan for members of the Executive Council.  Under the Severance Plan, each of the NEOs would receive his or her annual base salary at the time of termination in installment payments over the course of one year following termination and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination.  The NEOs are required to release the Company from any and all liability in order to be eligible for benefits under the Severance Plan.  Mr. Bowser was eligible for these benefits under the Severance Plan while employed with the Company.

Additionally, pursuant to those certain CEO Transition Retention Agreement Letters with Messrs. Lucareli, McBurney, and Bowser and Ms. Stein, each of the foregoing NEOs are entitled to a lump sum payment within sixty (60) days of his or her termination of employment by the Company without Good Cause (defined substantially the same as Cause in Mr. Brinker’s employment agreement) prior to August 4, 2022 equal to (i) fifty percent (50%) of the NEO’s base salary as of the date of termination and a cash payment equal to fifty percent (50%) of each applicable NEO’s target value of his or her prevailing annual LTIP award in effect as of the date of his or her termination of employment.  Entitlement to the foregoing benefits is conditioned upon an NEO’s execution of a release of claims in favor of the Company upon his or her termination of employment.  As described below, Mr. Bowser was entitled to these benefits upon his termination of employment.

POTENTIAL CHANGE IN CONTROL PAYMENTS AND BENEFITS

Generally, awards granted under the Incentive Plans accelerate vesting in the event of an involuntary termination of employment within one year following a Change in Control unless specified otherwise in the applicable award agreement.  A Change in Control, as generally defined in the Incentive Plans, will be deemed to take place on the occurrence of any of the following events: (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.  Pursuant to the award agreements for performance stock awards granted in fiscal 2019, 2020, and 2021, upon an involuntary termination of employment within one year following a Change in Control, the NEO is entitled to accelerated vesting on a pro rata basis, where performance is assumed to be at the Target level and the proration is based on the period worked during the performance period.

Mr. Brinker entered into a change in control agreement with the Company on June 4, 2021, which contains separate Change in Control provisions. The definition of Change in Control generally has the same meaning as in the Incentive Plan described above.  If at any time during the 24 months after a Change in Control occurs Mr. Brinker’s employment were terminated without “Cause”, or if Mr. Brinker were to terminate the agreement for “Good Reason” during the same time period, the Company is obligated to:

•	pay to Mr. Brinker an amount equal to two and one-half times his base salary;
•	pay to Mr. Brinker an amount equal to two and one-half times his Target bonus for the current fiscal year; and
•	if Mr. Brinker elects COBRA coverage with Modine, the Company shall pay his full COBRA premium for eighteen (18) months following his termination of employment.

The Company’s obligation to provide the foregoing benefits is subject to Mr. Brinker’s execution of a full release of any claims against Modine.

The Company has also entered into a Change in Control Agreement and Termination Agreement with Mr. Lucareli and certain other key employees.  The definition of Change in Control generally has the same meaning as in the Incentive Plan described above and the definitions of Good Cause and Good Reason generally have the same meanings as “Cause” and “Good Reason,” respectively, in Mr. Brinker’s employment agreement described above.  For Mr. Lucareli, in the event of a Change in Control, if employment of the employee is terminated by the Company for any reason other than Good Cause, or terminated by the employee for Good Reason within 24 months after the Change in Control occurs, or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Mr. Brinker with the exception that the Company would pay to the employee an amount equal to two times the greater of (i) the sum of his then current base salary and Target bonus, or (ii) his five year average base salary and actual bonus, continue to provide coverage under applicable welfare plans (or the equivalent) for a period of two years, and pay a Supplemental Defined Contribution Benefit for a period of two years.

As described in the Compensation Discussion and Analysis section of the Company’s fiscal 2011 proxy statement, the HCC Committee determined that no substantive changes would be made to any of the existing Employment or Change in Control and Termination Agreements that have been in place with the Company’s employees prior to 2009.  At the same time, the HCC Committee determined that any future agreements with employees which provide for benefits upon a change in control will not provide for excise tax gross ups and any benefits following a change in control under such future agreements would only be payable upon the employee’s involuntary termination other than for Cause or Good Cause or the employee’s voluntary termination for Good Reason.

Ms. Stein, Mr. Casterton and Mr. McBurney all joined the Executive Council at such a time that the Change in Control provisions of the Severance Plan govern (or governed, in the case of Mr. Bowser) the benefits each would be eligible to receive following a Change in Control.  The definition of Change in Control under the Severance Plan generally has the same meaning as in the Incentive Plan described above and the definition of Good Reason generally has the same meaning as in Mr. Brinker’s  employment agreement described above.  In the event of a Change in Control, the Severance Plan provides that if employment is terminated by the Company for any reason other than Cause, or terminated by the NEO for Good Reason within 12 months after the Change in Control occurs, the Company is obligated to provide the following benefits to the terminated NEO: (i) a payment equal to two (2) times her/his annual base salary at the time of termination, (ii) a payment equal to two (2) times the NEO’s target award under the MIP for the fiscal year in progress at the time of her/his termination, and (iii) eighteen (18) months of Company-paid COBRA continuation coverage if the NEO elects such coverage.  “Cause” is defined under the Severance Plan to include the following: (a) engagement in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of Modine; (b) disclosure of confidential information of Modine that results in a demonstrable injury to Modine; or (c) engagement in a willful and continued failure to perform substantially one’s duties on behalf of Modine or to comply with Modine’s Code of Ethics and Business Conduct.

The below table sets forth the potential payments upon termination of employment or change in control for each of the NEOs (other than Mr. Burke and Mr. Bowser).  For purposes of the calculations, it is assumed that Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 4.5 percent of base salary for future calendar years.

Mr. Burke and Mr. Bowser are not included in the table below because they ceased employment with Modine effective August 28, 2020 and January 7, 2021, respectively.

Potential Payments Upon Termination of Employment or Change in Control Table

Name	Cash Payment ($)	Accelerated Vesting of Equity ($)(1)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Perquisites and Continued Benefits ($)	Total ($)

Neil D. Brinker
Death	0	$2,473,441	NA	NA	$2,473,441
Disability	(2)	$2,473,441	NA	(2)	$2,473,441
Involuntary Termination	$1,600,000	0	NA	NA	$1,600,000
Termination if Change in Control	$2,666,668 (4)	$2,394,660	NA	$33,508 (3)	$5,094,836
Change in Control (no termination)	NA	NA	NA	NA	NA

Michael B. Lucareli
Death	0	$2,910,635	$106,621	NA	$3,017,256
Disability	(2)	$2,910,635	$223,161	(2)	$3,133,796
Involuntary Termination	$1,175,000 (5)	0	$223,161	$21,223 (6)	$1,419,384
Termination if Change in Control	$2,953,000 (7)	$2,978,045	$223,161	$2,089,711 (8)	$8,243,917
Change in Control (no termination)	NA	NA	NA	NA	NA

Sylvia A. Stein
Death	0	$931,670	NA	NA	$931,670
Disability	(2)	$931,670	NA	(2)	$931,670
Involuntary Termination	$726,000 (5)	0	NA	$273 (6)	$726,273
Termination if Change in Control	$1,506,450 (9)	$967,900	NA	$409 (3)	$2,474,759
Change in Control (no termination)	NA	NA	NA	NA	NA

Matthew J. McBurney
Death	0	$828,587	$115,879	NA	$944,466
Disability	(2)	$828,587	$242,539	(2)	$1,071,126
Involuntary Termination	$684,000 (5)	0	$242,539	$20,707 (6)	$947,246
Termination if Change in Control	$1,414,300 (9)	$843,024	$242,539	$31,060 (3)	$2,530,923
Change in Control (no termination)	NA	NA	NA	NA	NA

Joel T. Casterton
Death	0	$874,542	NA	NA	$874,542
Disability	(2)	$874,542	NA	(2)	$874,542
Involuntary Termination	$341,000	0	NA	$6,471 (6)	$347,471
Termination if Change in Control	$1,074,150 (10)	$906,578	NA	$9,707 (3)	$1,990,434
Change in Control (no termination)	NA	NA	NA	NA	NA

(1)
Amounts represent the vesting of Retention Restricted Awards and certain performance stock and cash awards and the spread value of the stock options at the closing stock price of $14.77 on March 31, 2021 (the last trading day of fiscal 2021). In addition, a prorated portion of the performance stock and cash awards (based on the period worked during each performance period as of March 31, 2021) is illustrated in the events of a change in control termination of employment or termination of employment due to death or permanent disability.  In the event of a change in control termination of employment, the pro rata vesting of performance stock and cash awards is illustrated at the Target level of performance for all awards.  In the case of death or permanent disability, the pro rata vesting of performance stock and cash awards is illustrated at actual performance of 59% of Target for fiscal 2019 awards, target performance for fiscal 2020 awards, and 123% of Target for fiscal 2021 awards (the current projected achievement).

(2)	Paid in accordance with plans available to all salaried employees.

(3)	Amount consists of COBRA continuation coverage for eighteen months.

(4)	Amount is two and one-half times Base Salary and Target Bonus for fiscal 2021.

(5)	Amount is equal to (i) Base Salary, plus (ii) an amount payable pursuant to the CEO Transition Retention Agreement Letter based on Base Salary and the current LTIP target amount as of March 31, 2021.

(6)	Amount consists of COBRA continuation coverage for one year.

(7)
Amount is equal to (i) two times Base Salary and Target Bonus for fiscal 2021, (ii) pro rata Target Bonus for fiscal 2021, plus (iii) an amount payable pursuant to the CEO Transition Retention Agreement Letter based on Base Salary and the current LTIP target amount as of March 31, 2021.

(8)
Amount consists of $35,704 for two years of welfare plan benefits (or the equivalent); $42,300 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $2,011,707 for excise tax and gross up.

(9)
 Amount is equal to (i) two times Base Salary and Target Bonus for fiscal 2021, plus (ii) an amount payable pursuant to the CEO Transition Retention Agreement Letter based on Base Salary and the current LTIP target amount as of March 31, 2021.

(10)	Amount is two times Base Salary and Target Bonus for fiscal 2021.

Certain Termination Arrangements

The Burke Transition Agreement provided Mr. Burke with substantially the same benefits upon a termination by the Company without Good Cause as his prior employment agreement. Upon termination of Mr. Burke’s employment, Mr. Burke became eligible to receive benefits in accordance with the Burke Transition Agreement as follows:

•
Severance equal to $5,067,524, which was calculated in accordance with Mr. Burke’s employment agreement and is equal to the total “Average Annual Earnings” of Mr. Burke over the remainder of his “Period of Employment” (as both terms are defined in his employment agreement) and is payable over a 36-month period in equal installments in accordance with the Company’s normal payroll practices commencing as of August 28, 2020; and

•
Benefits determined to satisfy the Company’s obligations under Mr. Burke’s employment agreement upon his termination without Good Cause with respect to his continued participation in the Company’s welfare benefits and entitlement to any matching contributions under the Company’s 401(k) and nonqualified deferred compensation plans for the remainder of his Period of Employment. These benefits were as follows:

o
A lump-sum, taxable payment equal to $46,983 (the “COBRA Payment”) that Mr. Burke could use to pay for COBRA premiums and an additional payment of $36,712 to help offset related taxes applicable to the COBRA Payment;

o
A payment equal to $37,800, payable over a 36-month period in equal installments in accordance with the Company’s normal payroll practices commencing as of August 28, 2020, to reflect the 401(k) matching payments that would have been made by the Company to Mr. Burke’s 401(k) account during that same period; and

o
An aggregate payment equal to $93,825, which shall be paid: (i) $10,425 on December 31, 2020; (ii) $31,275 on each of December 31, 2021 and December 30, 2022; and (iii) $20,850 in August 2023, all to reflect the matching payments that would have been made to Mr. Burke’s deferred compensation account during that same period.

Upon termination of Mr. Bowser’s employment, Mr. Bowser became eligible to receive the following benefits:

•	In accordance with the Severance Plan, Mr. Bowser became eligible to receive the following:
o
Severance equal to 52 weeks’ Base Salary (i.e., $464,000), payable bi-weekly in accordance with standard Company practices, which became payable in a lump-sum in accordance with the Bowser Letter Agreement;

o	Company-paid COBRA continuation coverage for up to one year following termination; and
o	Company-paid outplacement benefits equal to $6,400.
•	In accordance with a CEO Transition Retention Agreement Letter dated August 31, 2020, Mr. Bowser became eligible to receive the following:
o	A lump-sum payment equal to fifty percent (50%) of his annual base salary, which was equal to $232,000; and
o	A lump-sum payment equal to fifty percent (50%) of his fiscal 2021 Target LTIP award, which was equal to $406,000.
•	In accordance with the Bowser Letter Agreement and his Restrictive Covenant Agreement, Mr. Bowser became eligible to receive the following:
o
Continued vesting of his unvested restricted stock units granted under the fiscal years 2018, 2019 and 2020 LTIPs and 50% of his unvested restricted stock units granted under the fiscal 2021 LTIP (which is estimated to be equal in value to $666,046, based on the closing stock price of $13.39 on January 7, 2021 (the date of Mr. Bowser’s termination of employment)); and

o
Continued vesting of his unvested performance stock award granted under the fiscal 2019 LTIP (for the fiscal 2019 through fiscal 2021 performance period), which is estimated to be equal in value to $77,115, based on the closing stock price of $14.77 on March 31, 2021 (the last day of the applicable performance period and fiscal 2021); and

o	A prorated payment related to the fiscal 2021 MIP based on the period Mr. Bowser worked during fiscal 2021, which was equal to $243,600.

CEO PAY RATIO

As a result of the rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are providing disclosure regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Brinker as the Company’s Chief Executive Officer. The CEO Pay Ratio included in this information is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K.

We last calculated our median employee with respect to fiscal 2018. Because Dodd-Frank requires the median employee to be calculated at least once every three years, we have recalculated our median employee for fiscal 2021. We used a measurement date of March 31, 2021, our fiscal year end, as of which date we employed, in total, approximately 10,900 individuals worldwide.  In determining the employee population from which we identified the median employee, we excluded the 211 employees located in India and 111 employees located in Serbia.

For each of the employees in our employee population, total annual compensation was calculated by compiling total wages, which included base salary, plus any overtime, shift premiums and cash allowances, actually paid to each member of our workforce (including full-time, part-time, seasonal and temporary employees), other than our CEO. For purposes of this determination, Mr. Brinker’s compensation was calculated by multiplying the base salary he received in fiscal 2021 (during which he served as CEO for four months) by three, and adding all other amounts reflected in the Summary Compensation Table.  When identifying the median employee, consistent with Item 402(u) of Regulation S-K, we included adjustments for annualizing the pay for any full-time and part-time employees who were employed by us for only part of the year.

The identified median employee is a Processor B based in our Lawrenceburg, Tennessee facility. Based on the foregoing, the median of the annual total compensation of the Company’s employees (other than Mr. Brinker) was approximately $28,707 for fiscal 2021. Mr. Brinker’s total annual compensation, calculated as noted above, was $3,448,294. This yields a CEO Pay Ratio of 1:120.

ITEM 2 – ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company annually seeks the advisory vote of its shareholders on its executive compensation program and asks that you support the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The HCC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value.  This commitment is reflected in the Company’s executive compensation program, which is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s fiscal 2021 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs.  This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining NEO compensation for future years.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the advisory vote supporting the Company’s executive compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

ITEM 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022 to audit the consolidated financial statements of the Company.  Before the Audit Committee selected PwC, it carefully considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Services provided to the Company and its subsidiaries by PwC in fiscal 2021 and fiscal 2020 are described under Independent Auditor’s Fees for Fiscal 2021 and 2020 below.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.  If, prior to the annual meeting, PwC declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2021 Annual Meeting of Shareholders.

Representatives of PwC are expected to be present at the 2021 Annual Meeting of Shareholders.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITOR’S FEES FOR FISCAL 2021 AND 2020

The following table represents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2021 and March 31, 2020, and fees billed for other services rendered by PwC during those periods.

(In thousands)	Fiscal 2021	Fiscal 2020
Audit Fees: (a)	$2,619	$2,683
Audit-Related Fees: (b)	$23	$2,215
Tax Fees: (c)	$56	$96
All Other Fees:	$0	$0
Total	$2,698	$4,994

(a)
Audit Fees: Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)
Audit-Related Fees: Fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements.  In fiscal 2021 and 2020, these fees related to reviews or audits of financial statements associated with the Company’s air- and liquid-cooled automotive businesses.  The sale of the air-cooled automotive business closed in April 2021.  The sale of the liquid-cooled automotive business is subject to the receipt of governmental and third-party approvals and satisfaction of other closing conditions.

(c)
Tax Fees: Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning.  This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm.  Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year.  Descriptions of each project are provided to the Audit Committee.  Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services.  The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects.  All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2021 and fiscal year ended March 31, 2020 were approved in advance by the Audit Committee.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of five members, each of whom has been determined by the Board to be sufficiently experienced, financially literate and independent in accordance with the applicable NYSE listing standards.  Mr. Cooley, the Chair of the Audit Committee, and Mr. Ashleman qualify as audit committee financial experts within the meaning of the SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors.  Under its charter, the Audit Committee’s purpose is to assist the Board of Directors in overseeing:

•	The integrity of the Company’s financial statements;

•	The internal control and disclosure control systems of the Company;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	The Company’s compliance with legal and regulatory requirements.

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  It is also the responsibility of the Audit Committee to ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, or more frequently if the Audit Committee may deem necessary.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2022, the Audit Committee considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Members of the Audit Committee prepared written evaluations of PwC, and the evaluations were considered as part of the reappointment process, along with additional input from members of executive management and the head of the Company’s Internal Audit department regarding their views of and experiences with PwC in its capacity as the Company’s independent registered public accounting firm.

The Audit Committee discussed and approved PwC’s compensation for its work as the Company’s independent registered public accounting firm based on a number of factors.  These factors included the review of a fee proposal presented by PwC describing the background of the relationship, the proposed scope of audit, and circumstances distinguishing PwC’s work in fiscal 2021 from its proposed fiscal 2022 role.  The Audit Committee also received input from management regarding its work experience with the PwC audit team and the reasonableness and market competitiveness of PwC’s fee proposal.

In addition, the Audit Committee is charged under its charter with a wide range of responsibilities and authority, including, among others:

•
Retaining, to the extent it deems necessary or appropriate, and with appropriate funding provided by the Company, independent legal, accounting or other advisors, or other services or tools as it deems necessary or appropriate in carrying out its duties;

•	Oversight of management’s implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Review of the activities and recommendations of the Company’s internal auditing program;

•
Monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•	Monitoring and reviewing the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

•	Determining whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the PCAOB);

•	Reviewing the independent registered public accounting firm’s quality control program and any material control issues;

•	Annually reviewing management’s programs to monitor compliance with the Company’s Code of Ethics;

•	Annually reviewing with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans; and

•	Reviewing with management at least semi-annually the status, policies and procedures relating to Company common stock held in any such plan.

The Audit Committee met eight times during the fiscal year ended March 31, 2021.  The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors and compliance personnel, in each case without any other member of the Company’s management being present.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance, and to discuss significant accounting issues.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with PwC matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity.  The Audit Committee completes its review of the matters described above prior to the public announcements of financial results.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE
Charles P. Cooley, Chair
Eric D. Ashleman
David G. Bills
Christopher W. Patterson
Christine Y. Yan

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC.  Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2021 with the reporting requirements of Section 16(a) of the Exchange Act.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2021 Annual Meeting of Shareholders.  Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you holding a virtual meeting instead of a physical meeting?

In light of significant improvements in technology and changes in applicable law in recent years, we have determined to hold an entirely virtual meeting.  We believe that hosting a virtual meeting will enable more of our shareholders to attend and participate in the meeting.

How may I access the virtual Annual Meeting?

You may access the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/MOD2021 where you will be able to attend and participate online, vote your shares electronically, and submit questions prior to and during the meeting.

How do I ask questions during the Annual Meeting?

You may submit questions during the Annual Meeting by visiting https://www.virtualshareholdermeeting.com/MOD2021, where you will enter the 16-digit control number found on the proxy card or voter instruction form provided to you with this proxy statement.  Shareholders who do not have a 16-digit control number should contact their bank or broker to obtain one.

Shareholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/MOD2021. Shareholders who have been provided or obtained a 16-digit control number may submit a question during the meeting at www.virtualshareholdermeeting.com/MOD2021 after logging in with that control number.

Shareholder questions must be pertinent to matters properly before the meeting.  The Annual Meeting is not to be used as a forum to present views that are not directly related to the business before the Annual Meeting.  Recording of the Annual Meeting is prohibited.  A webcast playback will be available at www.virtualshareholdermeeting.com/MOD2021 24 hours after the completion of the meeting.

Any additional information regarding the rules and procedures for participating in the Annual Meeting will be available during the meeting on the meeting website.  We encourage you to access the Annual Meeting before it begins. Online check-in will be available at www.virtualshareholdermeeting.com/MOD2021 approximately 15 minutes before the meeting starts on July 22, 2021.  If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on May 28, 2021, the record date.  A total of 51,627,304 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting.  You are entitled to one vote for each share of common stock you own.  The holders of common stock do not have cumulative voting rights.  The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote your shares electronically at the annual meeting, by telephone or by a properly appointed proxy.

Registered Holders

Registered holders may vote prior to the annual meeting (i) by completing and mailing the enclosed proxy card, or (ii) electronically via the Internet, or (iii) by calling Broadridge Financial Solutions, Inc.  Specific instructions for each voting option are set forth on the enclosed proxy card.  You may also vote electronically at the annual meeting.

The Internet and telephone voting procedures on the enclosed proxy card to vote your shares prior to the annual meeting are for your convenience and reduce costs for Modine.  The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.  If your bank or brokerage firm is participating in the Broadridge Investor Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account.  The trustee for the plan, Equiniti Trust Company, will vote your shares as you direct.  If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote during the annual meeting?

Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone prior to the annual meeting to ensure that your vote is counted, you may attend the annual meeting and vote your shares electronically at the annual meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement.  In summary, the Board recommends a vote:

“FOR” election of each of the Company-nominated directors for terms expiring in 2024 (see Item 1); and

 “FOR” approval of the Company’s NEO compensation (see Item 2); and

“FOR” ratification of the Company’s independent registered public accounting firm (see Item 3).

Unless you give other instructions, the persons named as proxies will vote “FOR” Items 1, 2, and 3.

What if other matters come up at the annual meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the annual meeting.  If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy.  You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it – by mail, Internet, or the telephone; or

•	virtually attending the annual meeting and voting your shares electronically at the annual meeting.

If you decide to vote your shares electronically at the annual meeting, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by mail, Internet or the telephone.  The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.
Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Advisory Vote on NEO Compensation (Item 2)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 3)

Approval of this proposal requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2022 Annual Meeting

Shareholder proposals for the 2022 Annual Meeting of Shareholders of the Company must be received no later than February 22, 2022 at the Company’s principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the proxy rules of the SEC.  Written notice of shareholder proposals and director nominations for the 2022 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than March 24, 2022 and no later than April 23, 2022 at such offices, directed to the attention of the Company’s Secretary, and must be submitted in accordance with the requirements of the Bylaws of the Company.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation.  Directors, officers and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means.  Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements.  Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail.  See the next two questions and answers and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, shareholders may elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.  If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote on the Internet.  On the referenced website, you will be given instructions to choose to receive future proxy statements and annual reports electronically.  If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports on the Internet.
What happens if multiple shareholders share the same address?

We have adopted a procedure called “householding,” so we are sending only one proxy statement to shareholders with the same last name at a single address, unless we have received instructions to do otherwise.  Householding reduces our printing and postage costs.  If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may tell us so by providing written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552, or oral notice by calling 262-636-1517.  Upon written or oral request, the Company will promptly send a copy of either document.

Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner.  If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Sylvia A. Stein,
Vice President, General Counsel, Corporate Secretary
and Chief Compliance Officer

June 22, 2021

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company’s Form 10-K (without exhibits).  Such requests should be addressed to:  Vice President, Treasurer, Investor Relations and Tax, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552.  A copy of the Company’s Form 10-K is available on our website, www.modine.com.

Notice
of Meeting
and Proxy
Statement

2021	Annual Meeting of Shareholders

MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI 53403-2552
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 21, 2021 for shares held directly and by 11:59 p.m. Eastern Time on July 16, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOD2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 21, 2021 for shares held directly and by 11:59 p.m. Eastern Time on July 16, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by phone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D56462-P57003	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
MODINE MANUFACTURING COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Dr. Suresh V. Garimella	☐	☐	☐

	1b.	Mr. Christopher W. Patterson	☐	☐	☐

	1c.	Ms. Christine Y. Yan	☐	☐	☐

						For	Against	Abstain

2.	Advisory vote to approve of the Company’s named executive officer compensation.					☐	☐	☐

3.	Ratification of the appointment of the Company’s independent registered public accounting firm.					☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above and FOR Items 2 and 3.

Please sign exactly as your name(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of  Proxy  Materials for  the  Shareholder Meeting to be held on July 22, 2021 – the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com and www.modine.com.

D56463-P57003

Annual Meeting of Shareholders
Thursday, July 22, 2021
8:00 AM CDT
This proxy is solicited by the Board of Directors

If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, www.modine.com.

The undersigned hereby appoints Michael B. Lucareli and Sylvia A. Stein, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2021 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at https://www.virtualshareholdermeeting.com/MOD2021 on July 22, 2021 at 8:00 A.M. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine   401(k)   Retirement   Savings   Plan-Voting   Instructions to Trustee, Equiniti Trust Company, for the Annual Meeting of Shareholders. If you are a participant in the Modine 401(k) Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2021 Annual Meeting of Shareholders  or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Equiniti Trust Company, in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

Continued and to be signed on reverse side.